As filed with the Securities and Exchange Commission on November 23, 2004


                                                   Registration  No.  333-118902

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                   FORM SB-2/A
                                 AMENDMENT NO. 1



             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           SIBERIAN ENERGY GROUP INC.
    -------------------------------------------------------------------------
                 (Name of small business issuer in its charter)


        Nevada                         1382                       52-2207080
  ---------------------          ----------------               ---------------
 (State or jurisdiction          (Primary Standard              (IRS Employer
   of incorporation or               Industrial                  Identification
      organization)               Classification                      No.)
                                   Code Number)


                          275 Madison Ave, 6th Floor,
                            New York, NY 10016, USA
                                 (212) 828-3011
          ------------------------------------------------------------
(Address and telephone number of principal executive offices and principal place of business or intended principal place of business)


                David Zaikin, Chairman & Chief Executive Officer
                         275 Madison Avenue, 6th Floor,
                               New York, NY 10016
                                 (212) 828-3011
   ---------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                 With copies to:
                         David M. Loev, Attorney at Law
                         2777 Allen Parkway, Suite 1000
                               Houston, TX  77019
                               (713) 524-4110 Tel.
                               (713) 524-4122 Fax

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ( ).




CALCULATION OF REGISTRATION FEE

Title of Each                 Amount Being     Proposed Maximum       Proposed Maximum     Amount of
Class of Securities           Being            Price Per Share(1)     Aggregate Price(2)   Registration
To be Registered              Registered                                                   Fee
Common Stock to
Be  Resold                    13,020,920            .10                1,302,092.00          $164.98


(1) The offering price is the stated, fixed price of $.10 per share until the securities are quoted on the OTC Bulletin Board for the purpose of calculating the registration fee pursuant to Rule 457.

(2) This amount has been calculated based upon Rule 457(c) and the amount is only for purposes of determining the registration fee, the actual amount received by a selling shareholder will be based upon fluctuating market prices once the securities are quoted on the OTC Bulletin Board.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                           SIBERIAN ENERGY GROUP INC.
                   RESALE OF 13,020,920 SHARES OF COMMON STOCK

     The selling stockholders listed on page 43 may offer and sell up to 13,020,920 shares of our Common Stock under this Prospectus for their own account. Shares offered by the selling stockholders may be sold by one or more of the following methods:



    -  ordinary brokerage transactions in which a broker solicits purchases; and
    - face to face transactions between the selling stockholders and purchasers without a broker.

      A current Prospectus must be in effect at the time of the sale of the shares of Common Stock discussed above. We will not receive any proceeds from the resale of Common Stock by the selling stockholders. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.



     We currently lack a public market for our Common Stock. Selling shareholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. If before the Company's shares are quoted on the OTC Bulletin Board, selling shareholders wish to sell at a price different from $0.10 per share, we will file a post-effective amendment beforehand.



     Each selling stockholder or dealer selling the Common Stock is required to deliver a current Prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, selling stockholders may be deemed underwriters.
Therefore, the selling stockholders may be subject to statutory liabilities if the registration statement, which includes this Prospectus, is defective by virtue of containing a material misstatement or failing to disclose a statement of material fact. We have not agreed to indemnify any of the selling stockholders regarding such liability.

     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. We urge you to read the "Risk Factors" section beginning on page 7, along with the rest of this Prospectus before you make your investment decision.

     Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            THE  DATE  OF  THIS  PROSPECTUS  IS        ,  2004
                                                    ---

                                TABLE OF CONTENTS

Prospectus Summary                                                            5
Summary Financial Data                                                        6
Risk Factors                                                                  7
Use of Proceeds                                                              11
Dividend Policy                                                              11
Legal Proceedings                                                            11
Directors, Executive Officers, Promoters and Control Persons                 11
Security Ownership of Certain Beneficial Owners and Management               12
Interest of Named Experts and Counsel                                        13
Indemnification of Directors and Officers                                    13
Description of Business                                                      13
Glossary of Technical Terms Used In This Prospectus                          24
Management's Discussion and Analysis of Financial Condition and
  Results of Operations                                                      29
Description of Property                                                      34
Certain Relationships and Related Transactions                               35
Executive Compensation                                                       36
Financial Statements                                                         F-1
Changes in and Disagreements with Accountants on Accounting
  and Financial Disclosure                                                   41
Descriptions of Capital Stock                                                41
Shares Available for Future Sale                                             42
Plan of Distribution and Selling Stockholders                                43
Market for Common Equity and Related Stockholder Matters                     44
Legal Matters                                                                45
Part II                                                                      45

PART I - INFORMATION REQUIRED IN PROSPECTUS

                               PROSPECTUS SUMMARY

     The following summary highlights material information found in more detail elsewhere in the Prospectus. It does not contain all the information you should consider. As such, before you decide to buy our Common Stock, in addition to the following summary, we urge you to carefully read the entire Prospectus, especially the risks of investing in our Common Stock as discussed under "Risk Factors." In this Prospectus, the terms "we," "us," "our," "Company," and "SEG" refer to Siberian Energy Group Inc., a Nevada corporation, "ZNG" and "Zaural Neftegaz" refer to Zaural Neftegaz Ltd., a subsidiary of the Company, and unless the context otherwise requires, "Common Stock" refers to the Common Stock, par value $0.001 per share, of Siberian Energy Group Inc.

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors." Information regarding technical oil and gas exploration terms which are used throughout this Prospectus can be found on page 24, in the "Glossary of Technical Terms Used In This Prospectus" section.


     Siberian Energy Group Inc., exists primarily to exploit and develop certain oil and gas and other petroleum products from licenses issued by Russia's Ministry of Natural Resources for the Eastern part of Kurgan Province. The
Company was incorporated in the State of Nevada on August 13, 1997, and previously provided comprehensive outpatient rehabilitation services to patients suffering from work, sports and accident related injuries. All activities related to the Company's previous business ventures were essentially discontinued prior to January 1, 2000. Predecessor names of the Company since its inception include Trans Energy Group Inc., 17388 Corporation Inc., Talking Cards, Inc., Oyster King Incorporated and Advanced Rehab Technology Corporation.


     In May 2003, the Company issued 2,000,000 shares of its Common Stock for a 51% interest in Zaural Neftegaz ("ZNG"), a Russian oil and gas exploration company. In June 2004, the Company issued 6,900,000 shares of its Common
Stock for the 49% remaining interest in ZNG. The Company had no affiliation with ZNG prior to the acquisition in May 2003.


     Our focus today is on developing the four West Siberian exploration licenses acquired through Zaural Neftegaz. In addition, Siberian Energy Group, Inc. is constantly evaluating new oil and gas properties, both explored and unexplored, as part of the Company's growth strategy.

                             SUMMARY FINANCIAL DATA


     You should read the summary financial information presented below for the nine month period ending September 30, 2004. We derived the summary financial information from our audited financial statements for the year ended 2003 and from unaudited statements for the nine months ended September 30, 2004 appearing elsewhere in this Prospectus. You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this Prospectus.



                                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                            FOR THE NINE    FOR THE YEAR
                                            MONTHS ENDED        ENDED
                                            SEPTEMBER 30,     DECEMBER 31,
STATEMENT OF OPERATIONS                        2004              2003
-----------------------                   ---------------   --------------


Revenues                                  $          -0-    $         -0-

Expenses
     Salaries                             $      357,261    $     286,004
     Professional and consulting fees     $      118,188    $      64,363
     Rent and occupancy                   $       38,727    $       2,488
     Depreciation and amortization        $       27,922    $      36,740
     Other                                $       67,527    $      32,921
                                          ---------------   --------------
           Total Expenses                 $      609,625    $     422,516
                                          ---------------   --------------
Net Loss                                  $     (609,625)   $    (422,516)


                                           SEPTEMBER 30,      DECEMBER 31,
BALANCE SHEET DATA                             2004              2003
-----------------------                   ---------------   --------------

Total Assets                              $    1,727,714    $     169,785

Total Liabilities                         $    1,980,116    $     606,988

Shareholders Equity
      Common Stock - $.001 par value,
       100,000,000 authorized, 18,705,771
       and 11,805,771 issued and
       outstanding                        $       18,806    $      11,806
     Additional paid-in capital           $    1,210,718    $     423,292
     Accumulated deficit
      Pre-development stage               $     (449,785)   $    (449,785)
      Development stage                   $   (1,032,141)   $    (422,516)
                                          ---------------   --------------
 Total Shareholders Equity                $     (252,402)   $     (437,203)

                                  RISK FACTORS

     The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in Siberian Energy Group Inc. You should carefully consider the following risk factors and other information in this Prospectus before deciding to become a holder of our Common Stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

     The Company's business is subject to many risk factors, including the following (references to "our," "we," "SEG" and words of similar meaning in these Risk Factors refer to the Company and ZNG):



RISK OF CONTINUING OUR BUSINESS PLAN WITHOUT ADDITIONAL FINANCING



     We depend to a great degree on the ability to attract external financing in order to conduct future exploratory and development activities. If we are unable to raise the additional funds required for planned exploration and extraction activities, our Company may be forced to abandon its current business plan. If you invest in our Company and we are unable to raise the required funds, your investment could become worthless.




OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT AS TO WHETHER OUR COMPANY CAN CONTINUE AS A GOING CONCERN

     Our Company is in its early development stage, as planned principal activities have not begun. We have not generated any revenues since inception and have incurred substantial losses. These factors among others indicate that the Company may be unable to continue as a going concern, particularly in the event that it cannot generate sufficient cash flow to conduct its operations and/or obtain additional sources of capital and financing.





WE LACK AN OPERATING HISTORY WHICH YOU CAN USE TO EVALUATE US, MAKING ANY INVESTMENT IN OUR COMPANY RISKY

     Our Company lacks a long standing operating history which investors can use to evaluate our Company's previous earnings. Therefore, an investment in our Company is risky because we have no business history and it is hard to predict what the outcome of our business operations will be in the future.





WE MAY CONTINUE TO BE UNPROFITABLE AND MAY NOT GENERATE PROFITS TO CONTINUE OUR BUSINESS PLAN

     As a development stage company, we have no revenues or profits to date and our net cumulative loss attributable to our development stage as of September 30, 2004, was $1,032,141. We have $657,390 in accrued and unpaid salaries. The Company is currently being funded by existing shareholders but it will need an additional $1,000,000 to complete geological works which are underway. There is a risk that we will never begin production and our Company will never generate any revenues. If throughout our oil exploration we find no viable wells, we will likely be forced to curtail or abandon our business plan. If this happens, you could lose your investment in our Company. If we are unable to generate profits, we will be forced to rely on external financing, of which there is no guarantee, to continue with our business plan.

WE HAVE A POOR FINANCIAL POSITION AND IF WE DO NOT GENERATE REVENUES, WE MAY BE FORCED TO ABANDON OUR BUSINESS PLAN

     Our Company currently has a poor financial position. We have not generated any revenues or begun production on any wells. There is a risk that we will not find enough, or even any, viable wells needed to generate enough profits for your investment in our Company to appreciate. If we never generate any revenues, our Company may be forced to abandon its business plan and your shares may become worthless.

OUR  BUSINESS  IS  SPECULATIVE  AND  RISKY  AND  IF  THE  COMPANY  DOES NOT FIND
HYDROCARBON  RESERVES,  WE  MAY  BE  FORCED  TO  CURTAIL  OUR  BUSINESS  PLAN

     There is a risk that we will not find any hydrocarbon reserves and the cost of exploration will become too high for us to continue as a corporation. If this happens your investment in our Company could become devalued.



OUR DRILLING LICENSES MAY NOT BE RENEWED AND WE MAY BE FORCED TO INCUR SUBSTANTIAL COSTS TO OBTAIN NEW LICENSES, IF AT ALL

     The Company holds four (4) exploration licenses acquired on March 7, 2003, to explore four individual properties in the Kurgan province of Russia. These licenses require the Company to conduct seismic surveys on the properties and to report any discoveries to the regional government. The licenses are currently classified as 5-year exploration licenses and are convertible into 25-year production licenses upon discovery of hydrocarbon reserves. If the Company does not find hydrocarbon reserves before March 2008, the exploration rights and the privileges associated with these licenses will expire. If this happens, the Company will have to apply for new licenses, which will cost additional money and which may not be granted. Additionally, the Company may require the approval of federal and state government agencies for conversion of its exploration licenses to production licenses, which may not be granted. If the Company's exploration licenses were to expire or the government were not to allow the Company's exploration licenses to be converted into production licenses, it would cause the Company's revenues to decrease, which in turn would lead to a decrease in the value of any securities held by investors in the Company.

IF  WE  DO  PRODUCE  OIL,  WE  WILL  BE  REQUIRED  TO  SELL 70% OF OUR CRUDE OIL
PRODUCTION  IN  THE  DOMESTIC  RUSSIAN MARKET, LEAVING ONLY 30% OF OUR CRUDE OIL
PRODUCTION  TO  BE  SOLD  IN  THE  MORE  LUCRATIVE  FOREIGN  MARKETS

     There is a risk that if commercial hydrocarbon reserves are discovered, of which there is no assurance, that the Company will be constrained as to the amounts it can export to foreign markets. Currently it is more advantageous to export crude oil, because domestic Russian prices of Urals blend oil are lower than foreign market prices. However, Russia has export quota restrictions on the amount of oil which any company can export to foreign markets. The current percentage of crude oil allowed to be exported to foreign markets is 30%. The remaining 70% cannot be exported as crude oil, but only as a refined product such as gasoline or kerosene. If the Company fails to refine its products, if any, it will be required to sell 70% of its crude oil in the domestic market. If the Company decides to refine the oil it finds, if any, it will entail substantial expenditures. Even if we are able to produce oil, we may still not be able to generate enough revenues to recoup the costs of exploration and production, because we will only be able to sell 30% of our crude oil production to the larger more lucrative foreign markets. If we are unable to generate sufficient revenues, we may be forced to abandon our business plan or curtail future exploration activities.



WE LACK A MARKET FOR OUR COMMON STOCK, WHICH MAKES AN INVESTMENT IN OUR SECURITIES VERY SPECULATIVE



     We currently lack a market for the Company's Common Stock. Because of this it is hard to determine exactly how much our securities are worth. This makes an investment in our Company very speculative. As a result of the lack of market, it is hard to judge how much the securities you may purchase as a result of this Prospectus are worth and it is possible that they will become worthless.





OUR INDUSTRY IS COMPETITIVE AND AS SUCH COMPETITIVE PRESSURES COULD PREVENT US FROM OBTAINING PROFITS

     The main factor determining success in the oil exploration and extraction industry is finding viable wells. If our Company is unable to find producing wells and our competition is, it is likely that our Company will be driven out of business. Additionally, our industry is subject to significant capital requirements and as such, larger companies such as LUKoil, BP-TNK, Surgutneftegaz and Sibneft may have an advantage should they compete with us for exploration licenses, because they may have resources substantially greater than ours. Investors should take into account the above factors and understand that if we are unable to raise additional capital or generate the profits we require for greater exploration, the Company may be forced to liquidate its assets and an investment in our Company could become worthless.

WE RELY UPON KEY PERSONNEL AND IF THEY LEAVE OUR COMPANY OUR BUSINESS PLAN COULD BE ADVERSELY EFFECTED



     We rely on ZNG's Chief Executive Officer and Technical Director, Oleg V. Zhuravlev and Vladimir V. Eret respectively, for the success of our Company, both of whom are employed under contracts. Their experience and input create the foundation for our business and they are responsible for the directorship and control over the Company's development activities. The Company does not hold "key man" insurance on either of these individuals. Moving forward, should they be lost for any reason, the Company will incur costs associated with recruiting replacement personnel and any potential delays in operations. If we are unable to replace them with other suitably trained geologists and geophysicists from within Russia or other oil bearing nations such as USA, Canada, Norway, UK, and Kazakhstan, the Company may be forced to scale back or curtail its business plan. As a result of this, your securities in our Company could become devalued.





OUR  PROJECTIONS,  ESTIMATES  AND  STATISTICAL  ANALYSIS  MAY  BE  INACCURATE OR
SUBSTANTIALLY  WRONG,  WHICH  MAY  PREVENT  US  FROM EXECUTING OUR BUSINESS PLAN

     Risks from these factors are intertwined with the risky nature inherent in the oil and gas industry. Projections on future revenues as well as costs and required capital expenditures are based on estimates. Business statistical analysis is used in projection of drilling success ratios, average production costs, world oil price fluctuations and their correspondence to Russian domestic market, etc. If our projections or estimates are wrong or our statistical analysis faulty, our revenues may be adversely affected which could keep us from executing our business strategy. As an investor, if this happens your securities in our Company could be adversely affected and you could lose your investment in our Company.



INVESTORS MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF OUR COMMON STOCK DUE TO FEDERAL REGULATIONS OF PENNY STOCKS

     Once our Common Stock is listed on the OTC Bulletin Board, it will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our Common Stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale of Common Stock.

                                 DIVIDEND POLICY

     To date, we have not declared or paid any dividends on our outstanding shares. We currently do not anticipate paying any cash dividends in the foreseeable future on our Common Stock. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and other factors, which our Board of Directors may deem relevant.


                                LEGAL PROCEEDINGS



     From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.



                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

     The following table sets forth the name, age and position of each director and executive officer of the Company. There are no other persons who can be classified as a promoter or controlling person of the Company. The officers and directors of the Company are as follows:



     NAME             AGE          POSITION
     ----             ---          --------

 David  Zaikin        36          Chairman  of  the  Board  of  Directors
                                  and  Chief  Executive  Officer
 Elena  Pochapski     36          Chief  Financial  Officer  and  Director
 Oleg  V.  Zhuravlev  43          Director,  President/CEO  Zaural Neftegaz
                                  ("ZNG")  Subsidiary  of  the  Company
 Sergey  Potapov      40          Director,  Vice  President  ZNG
 Vladimir V. Eret     59          Director and Chief Operating Officer and
                                  Technical  Director  of  ZNG



TERM  OF  OFFICE

     David Zaikin has served as Chairman of the Board of Directors since December 2002 and as Chief Executive Officer of the Company since August 2004. Since September 1998, Mr. Zaikin has worked as Vice President of Harvey Kalles R.E. LTD, a Real Estate Company. In 2003, Mr. Zaikin was recognized by "Who's
Who" as one of the three Canadian businessmen for his extraordinary achievements. Mr. Zaikin also has a diverse background that includes experience in sales, marketing, channels, finance and operation. Mr. Zaikin is currently a member of TREB (the Toronto Real Estate Board) and OREA (the Ontario Real Estate Association). He specializes in both Financial Analysis and Market Analysis for Commercial Real Estate. Mr. Zaikin also has a Bachelors Degree from Kharkov Government Pharmaceutical Institute.

     Elena Pochapski has served as Chief Financial Officer and Director of the Company since August 1, 2003. Before her employment at the Company, Mrs. Pochapski served as a Senior Accountant at Silver Gold Glatt & Grosman, LLP., from January 2002 to May 2004. Previous to that, Mrs. Pochapski was employed as an accountant at Cunningham & Associates, LLP., from September 1999 to December 2001. Previous to that, Mrs. Pochapski worked as an accountant at Price Waterhouse Coopers in Moscow Russia from 1997 to April 1999. Mrs. Pochapski has extensive experience in public accounting, audits and corporate finance. She is also familiar with Russian accounting procedures and has experience with translating Russian financial statements into US GAAP and International Accounting Standards (IAS). Ms. Pochapski received a Bachelor of Economics degree from Moscow State University. She is also certified as a Certified General Accountant (CGA) in Canada and as a Certified Public Accountant (CPA) in the State of Maine, U.S. Additionally, Mrs. Pochapski is a member of the Certified General Accountants Association of Ontario.

     Sergey Potapov has served as Director of the Company since January 1, 2003, where he works in management and acquisition of assets in the Russian oil and gas industry. Additionally Mr. Potapov has worked as Vice President of ZNG, a Russian oil and gas exploration company, and subsidiary of the Company since October 2002. From January 2000 through October 2002. Mr. Potapov worked as Vice General Director at Siburalresource Ltd., which provides gas distribution throughout Kurgan Province, Russia. Previous to his employ at Siburalresource, Mr. Potapov worked from May 1996 to January 2000, as the Head of Sales
Department of OAO Ikar. Mr. Potapov has an Engineering Degree from The Engineering Institute of Kurgan.

     Oleg V. Zhuravlev has served as a Director of the Company since January 1, 2003. In addition, since January 1, 2003, Mr. Zhuravlev has served as President and Chief Executive Officer of the Company's Subsidiary ZNG. Since October 15, 2002, Mr. Zhuravlev has worked as a general director of ZNG. Previous to being employed by ZNG, Mr. Zhuravlev was employed as Vice Director General in Finance in Kurganselectro Ltd, from May 31, 2002 to October 14, 2002. Before that, Mr. Zhuravlev was Vice Director General in finance and economics at LLC Kurgan Neftegazodobivaushaya Company, from December 18, 2001 through May 30, 2002. From June 13, 2001 to December 17, 2001, Mr. Zhuravlev was Chairman of the Board of Directors of NCO Gorodskoy Rashetny Centre. From August 1, 1998 to June 8, 2001, Mr. Zhuravlev was Director of the Kurgan branch of Sibcontact Bank Ltd. In August 1997, Mr. Zhuravlev became Chief of the Department of Investments and Securities Market for the Committee on Economic Policy (Khanty-Mansysk Autonomous Area Administration), where he worked until May 1998. From October 10, 1993 to March 11, 1997, Mr. Zhuravlev held various positions at Sibcontact a commercial bank, ultimately achieving the position of Vice Chairman of the Board of Directors. Mr. Zhuravlev was professionally trained as an engineer at the Kurgan Institute of Engineering, Motor Transport Economics and Management Department in Kurgan, Russia.

     Vladimir V. Eret has served as Technical Director and Chief Operating Officer of ZNG since January 1, 2003 and as Director of the Company since July 5, 2004. Before that time Mr. Eret was the Director General of Bentonite Inc. in Kurgan City, Russia, from February 1, 1996 to January 31, 2002. Prior to his employment at Bentonite Inc., Mr. Eret worked as the expert of geology at Regional Investment Corporation, in Kurgan City, Russia, from December 1, 1994 to January 31, 1996. From March 1985 to February 1993, Mr. Eret worked as a director of Souzgiprovodxoz, in connection with their geological expedition of Kurgan. Prior to that time Mr. Eret worked at various jobs as a geologist and from April 1976 to July 1978, as the chief geologist of the People's Democratic Republic of Algeria. Mr. Eret obtained his Bachelors degree from Tomsk Government University in Geology and Engineering in 1968. He obtained a
Doctorate  degree  from  Kurgan  University  in  1990  in  Economics.



     Directors of the Company are elected annually and hold office until the annual meeting of the shareholders of the Company and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. There are no family relationships among the Company's officers and directors. Officers and directors of the Company may receive compensation as determined by the Company from time to time by vote of the Board of Directors. Vacancies in the Board are filled by majority vote of the remaining directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table provides the names and addresses of each person known to own directly or beneficially more than a 5% of the outstanding Common Stock (as determined in accordance with Rule 13d-3 under the Exchange Act) as of November 23, 2004 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.





                                     Beneficially  Owned
                                     Prior  to  Offering
Name  and  Address  of         ------------------------------
Beneficial  Owner                Shares          Percent1
------------------------------ ---------      ---------------
Oleg V. Zhuravlev
27/X Lenina St.                 2,235,000(2)       11.7 %
Kurgan City,
Russia, 640000

Zaural Neftegaz Ltd.            2,000,000(2)       10.6 %
Kurgan City
Lenina St 27/X
Russia, 640000

Victor Repin                    1,500,000           7.8 %
Kurgan City,
Klimova Street 41, apt.#36
Russia, 640020

David Zaikin
275 Madison Ave., 6th Floor     1,235,000(3)        6.4 %
New York, NY 10016

Elena Pochapski
275 Madison Ave., 6th floor      435,000(4)         2.3 %
New York, NY 10016

Sergey Potapov
27/X Lenina St.                  182,000(5)         0.96 %
Kurgan, Kurgan Oblast,
Russia, 640020

Vladimir Eret                    182,000(6)         0.96 %
27/X Krasina St.
Kurgan,
Russia, 6400000

All the officers and directors 4,269,000           21.06 %
as a group (5 persons)


1 Using 18,805,771 shares outstanding as of November 23, 2004. All options are valid until 5 P.M. December 31, on the fourth anniversary of each year that the options vest.
2 Mr. Zhuravlev is the beneficial owner of 2,000,000 shares held in the name of "Zaural Neftegaz Ltd." Additionally the number of shares beneficially owned by Mr. Zhuravlev includes 185,000 vested options of the Company's Common Stock and 50,000 options of the Company's Common Stock, which will vest within 60 days of the date of the filing of this Prospectus, of which 200,000 are exercisable at $.10 per share and 35,000 which are exercisable at $.30 per share.
3 Includes 800,000 shares of Common Stock owned by WCM, Ltd, which is 100% owned by Mr. Zaikin. Additionally, the number of shares beneficially owned by Mr. Zaikin includes 385,000 vested options of the Company's Common Stock and 50,000 options of the Company's Common Stock, which will vest within 60 days of the date of the filing of this Prospectus, of which 200,000 are exercisable at $.07 per share, 200,000 are exercisable at $.10 per share, and 35,000 which are exercisable at $.30 per share.
4 The number of shares beneficially owned by Mrs. Pochapski includes 385,000 vested options of the Company's Common Stock and 50,000 options of the Company's Common Stock, which will vest within 60 days of the date of the filing of this Prospectus, of which 200,000 are exercisable at $.07 per share, 200,000 are exercisable at $.10 per share, and 35,000 which are exercisable at $.30 per share.
5 The number of shares beneficially owned by Mr. Potapov includes 154,000 vested options of the Company's Common Stock and 28,000 options of the Company's Common Stock, which will vest within 60 days of the date of the filing of this Prospectus, of which 168,000 are exercisable at $.10 per share, and 14,000 which are exercisable at $.30 per share.
6 The number of shares beneficially owned by Mr. Eret includes 154,000 vested options of the Company's Common Stock and 28,000 options of the Company's Common Stock, which will vest within 60 days of the date of the filing of this Prospectus, of which 168,000 are exercisable at $.10 per share, and 14,000 which are exercisable at $.30 per share.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     This Form SB-2 Registration Statement was prepared by our counsel, David M. Loev, Attorney at Law. Mr. Loev owns 100,000 shares of our Common Stock.

EXPERTS

     The financial statements of the Company as of December 31, 2003, included in this Prospectus have been audited by Lumsden & McCormick, LLP, our independent auditors, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation, as amended, provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit liability of a director or officer: (i) for acts or omissions which involve intentional misconduct, fraud, or knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Additionally, any repeal or modification of this indemnification article in the Company's Articles of Incorporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Company for acts or omissions prior to such repeal or modification.

                             DESCRIPTION OF BUSINESS



     Information regarding technical oil and gas exploration terms which are used below can be found on page 24, under "Glossary of Technical Terms Used In This Prospectus."



HISTORY

      Siberian Energy Group Inc. was formed as a Nevada corporation on August 13, 1997, as Advanced Rehab Technology Corporation. Subsequently, on March 9, 2001, the Company changed its name to Talking Cards, Inc.; on February 12, 2002, the Company changed its name to Oysterking Incorporated; on December 3, 2002, the Company changed its name to 17388 Corporation Inc., at which point the controlling interest of the Company was sold and a new board of directors was appointed; on May 5, 2003, the Company changed its name to Trans Energy Group Inc.; and on December 3, 2003, the Company changed its name to Siberian Energy Group Inc.

     Following its incorporation in 1997, the Company was engaged in the business of operating its eight outpatient rehabilitation clinics, which provided services to patients suffering from work, sports and accident-related injuries. Pursuant to a series of transactions during the period from October 1997 to April 1999, the Company acquired a 4 rehabilitation clinics in Toronto and 4 rehabilitation clinics in Ottawa for an aggregate of 3,000,000 pre-split shares of its Common Stock.

     In April 1998, pursuant to a 15c2-11 listing application with the National Association of Securities Dealers ("NASD"), the Company's Common Stock was cleared for trading on the Over-the-Counter Bulletin Board (the "OTCBB"). Further development of the Company's business depended on the financing of its expanding operations. The unsuccessful attempt to obtain this required financing caused extreme hardship to the Company and in July 1999, the Company was forced to close its existing clinics and cease operations. Because the Company was not filing reports with the Securities and Exchange Commission (the "SEC"), the Company's Common Stock was ineligible to be quoted on the OTCBB as of March 23, 2000.





     On September 17, 1999, the Company affected a 1-for-30 reverse stock split. A subsequent 3-for-1 forward split was consummated on October 2, 2000. All share amounts subsequently listed are retroactively adjusted to reflect these stock splits unless otherwise provided. All activities related to the Company's business were discontinued prior to January 1, 2000 and the Company began looking for opportunities to acquire an operating business.





     In December 2000, the shareholders of the Company ("Shareholders") approved a name change to Talking Cards Inc. in anticipation of a merger with Talking Cards Inc., which was not completed.

     In November 2001, the Shareholders approved a name change to Oysterking Incorporated, in anticipation of a merger with a Company of the same name, which was not completed.

     In December 2002, the Shareholders approved a name change for the Company back to its original name 17388 Company. Neither management nor control of the Company changed with any of the above mentioned name changes from December 2000 to April 2003.

     In the spring of 2003, the balance of the Company's shares was purchased by new shareholders who stepped into the management of the Company and defined its new business direction as an oil and gas exploration company. In contemplation of the Company's acquisition of a Russian oil and gas exploration company, the Company changed its name to Trans Energy Group, Inc.

     On May 9, 2003, the Company entered into an Acquisition Agreement (the "Acquisition Agreement") by and among the Company, Zaural Neftegaz, a Russian corporation ("ZNG"), the shareholders of ZNG and Oleg Zhuravlev, President of ZNG. Pursuant to the Acquisition Agreement, the Company acquired a 51% interest in ZNG by issuing to ZNG 2,000,000 shares of the Company's Common Stock. In June 2004, the Company purchased the remaining 49% of ZNG in exchange for 6,900,000 shares of the Company's Common Stock, making ZNG a wholly owned subsidiary of the Company. ZNG holds four (4) oil and gas licenses (see "Patents, Trademarks and Licenses" below) for the rights to prospect, explore, drill and remove oil and gas (the "Exploration Rights") in the eastern parts of Kurgan Province in Russia. The Company had no affiliation with ZNG prior to the acquisition in May 2003.

     After the acquisition of ZNG, the Company became aware of an entity with a name similar to "Trans Energy Group, Inc." which was already listed on the OTCBB. To avoid confusion between the two companies the Company changed its name in December 2003, to Siberian Energy Group Inc.

     On June 28, 2004, the Company opened a Canadian Subsidiary, Siberian Energy Group (Canada) ("SEG Canada"), as a private company under the jurisdiction of the Province of Ontario, Canada. SEG Canada's paid up capital was established as $10 CAD (approximately $7 USD), representing 100 outstanding shares of common stock. SEG Canada had no other transactions before June 29, 2004, when it was purchased by the Company.

     SEG Canada was created to help facilitate business ventures with Canadian Farm-in partners and to allow the Company to open a Canadian office in Toronto, Ontario (see definition of "Farm-in Agreement" under "Glossary of Technical Terms Used In This Prospectus"). SEG Canada is not expected to perform any large-scale business operations, but rather to act on behalf of the Company.



THE  PARENT  -  SIBERIAN  ENERGY  GROUP  INC.
---------------------------------------------

     The Company is now a development stage investment and management company that intends to target high potential, short and long term investments in Russia. The Company intends to provide western management experience and ready access to investment capital for medium and large cap resource companies, specifically in the oil and gas industry. The Company actively evaluates investment opportunities throughout Russia. Pursuant to its strategy, the Company acquired a majority ownership interest in an emerging Russian oil and gas exploration company, Zaural Neftegaz ("ZNG"). The majority of the Company's current efforts are focused on operating and raising capital for ZNG, of which there can be no assurance.

THE  SUBSIDIARY  -  ZAURAL  NEFTEGAZ
------------------------------------



     ZNG is a development stage oil and gas exploration company located in the Western Siberian Region of Russia. ZNG is one of only two companies to hold licenses for exploration of the hydrocarbon resources in Kurgan Oblast and holds four (4) oil and gas licenses (see "Patents, Trademarks and Licenses" below) for the rights to prospect, explore, drill and remove oil and gas (the "Exploration Rights") in the eastern parts of Kurgan Province in Russia. The Exploration Rights involve four blocks of property, which cover a total area of over 643,000 acres and which are strategically located close to the existing natural gas and oil transportation infrastructure. The other company to hold licenses in Kurgan Province besides ZNG is "Kurganneftegaz."

HISTORY  OF  INDUSTRIAL  DEVELOPMENT  IN  RUSSIA



     During the Soviet regime, each region in Russia was assigned certain responsibilities to the State. Some regions were assigned to develop oil products, while others were assigned to produce agricultural products. After the collapse of the Soviet Union in 1991, each region became free to develop its own economic strategy. Since then, oil and gas has been discovered in many regions of West Siberia such as Omsk, Tomsk, and Novosibirsk. Although oil and gas has been found in the surrounding regions, these discoveries have no bearing on whether the Company's blocks will contain hydrocarbon reserves. Additionally, Kurgan's government is now seeking to develop additional industries which are likely to improve its economy. ZNG believes it was successful in obtaining the Exploration Rights because of its plan to provide employment in the Kurgan region and its plan to help to develop the local oil and gas industry. The Kurgan government is committed to supporting industrial development initiated by private enterprises, such as ZNG.

     Russian crude oil production averaged 8.2 million ("m") barrels a day ("bbl/d") in 2003 which was 10% higher then the previous year, which was almost 40% higher than the 1998 level. With 408 million tons of annual production in 2003, Russia was roughly 33 million tons behind Saudi Arabia. Still, domestic demand for oil has been essentially flat over the last six years at 2.6 m bbl/d.



     Russia is a low cost producer in both development and production. Some of Russia's production cost advantages have been the result of low domestic wages, low prices for locally produced materials and low energy tariffs. However, much of this cost advantage has been wiped out by the devaluation of the local currency between 1997 and 2003.

     Nevertheless, Russia has managed to continue to operate at a cost advantage, which is a result of incorporating western management and advanced production technologies. Russian companies have looked to western managers for better governance and management expertise while they have looked to major engineering and oil services companies for access to advanced technologies which improve efficiencies and yields.



     Russian oil and gas producers in the Western Siberian region are located adjacent to the transportation infrastructure. This proximity presents cost savings in the development of new fields and thus provides a greater cost advantage. Some of the production and development cost advantages are offset by the relatively high costs incurred to transport Russian crude to market as well as by a quality discount that is applied to Russian crude as a result of the heavy and sour properties of the Urals oil blend.

     The current regulatory climate in Russia results in companies being allocated an export quota on crude oil equal to 30% of their total production volume. The remainder can only be exported as a refined product. Even with domestic demand increasing over the past few years, suppliers can generate more profits exporting the oil they produce. In order to sell more of their production in foreign markets, producers must increase their total output. Because of this increased production, the oil which is produced but unable to be exported because of the export quotas causes oversupply in the domestic market resulting in lower domestic prices as compared to international prices for Urals blend.





     Major industries in the Kurgan region (based on gross production output) include the agricultural industry, automotive/transport engineering, as well as products of biological synthesis and pharmaceuticals. Industries developing in Kurgan are predominantly focused on the manufacturing of equipment utilized in the oil-and-gas industry. In addition, the Kurgan province contains the second largest Bentonite mines and the second largest uranium mines in the Russian Federation. Manufacturing plants like "Corvet","Ikar", and "Himmash" have fully restructured to specialize in the production of equipment and materials used in the construction of pipelines and drilling sites.





     The Company believes these industries can provide potential benefits to the Company by supplying the necessary primary and secondary equipment for ZNG's future production undertakings at lower prices. The Company estimates that because of these factors it would be beneficial for ZNG to construct its own oil refinery to take advantage of the increasing demand in this region by private and public entities, if the Company is successful in finding commercial quantities of hydrocarbon reserves. The gasification of the province is also developing as central suppliers of heat are converting to gas-powered systems and the Company believes that they will become a large consumer of gas. While the Company feels that these developing industries can provide for lower costs and greater profits for the Company, there can be no assurance that any of the benefits discussed above will materialize.



GEOGRAPHY



     ZNG is located in the Kurgan region of Western Siberia. Kurgan borders the Chelyabinsk, Sverdlovsk and Tyumen regions of Russia and the Republic of Kazakhstan. The blocks that ZNG holds the Exploration Rights to are located east of the Volga Urals, Russia's oldest oil producing region, immediately south of the Tyumen region, an area covered by a large range of oil producers including BP-TNK, Exxon, Shell, Yukos, LUKoil and Sibnet. To the south, Kurgan is neighbored by Kazakhstan, which has historically been an oil-rich region and is one of the world's fastest growing oil producing regions. The region has a well-developed transportation infrastructure with paved federal and regional highways and motor roads. This area has been surveyed by the Russian Ministry of Natural Resources ("Ministry") in the 1980s and in 2000 to 2001. The Ministry suggested eight potential areas that may contain hydrocarbon reserves, and issued eight licenses, four of which are held by ZNG. According to reports from the Itar-Tass news agency, scientists of the West Siberian branch of the Oil and Gas Geology Institute have suggested thirteen promising areas in the Kurgan area. There is no guarantee however that ZNG's blocks hold any oil or that if ZNG finds oil, it will be in commercial quantities.

EXPLORATION  RIGHTS  -  TESTING  AND  STUDY



The region in which ZNG operates has been the subject of government testing and evaluation since the 1930s. The Russian government has conducted geological testing, including the drilling of test wells. Accelerated testing began in the 1960s and has continued until very recently. ZNG has access to this government research conducted using a number of methods, including:

-     Initial  arrival  method  (IA)
-     Depth  point  measuring  method  (DPM)
-     Abyssal  entry  method  (AE)
-     Abyssal  seismic  entry  method  (ASE)

     Please see the "Glossary of technical terms used in this Prospectus" section below, for definitions of these terms and others.



     In addition to these methods of testing, the Russian government conducted parametric drilling operations along with drilling of a stratigraphic test well.

     Over the past few years, Russia has transferred ownership of state-owned assets to private and public companies. As a result, producers have not had to apply for exploration rights on existing production blocks. However, in the post state-owned environment, all new exploration must be conducted under license granted by the Russian Ministry of Natural Resources. ZNG has pursued and obtained exploration licenses through formal government application procedures and has obtained its Exploration Rights.



     ZNG has compiled data in the Eastern part of the Kurgan region, by analyzing prior geological, geophysical and lithographic exploration works in the region, data, maps, reports from 12 test wells drilled between 1979-1986, profile sections, correlation schemes, and geographic maps of the region. After analyzing this data ZNG chose to concentrate its activities on four areas located in the Eastern part of the Kurgan region and applied for licenses covering these areas. Currently ZNG holds four, 5-year exploration licenses expiring in March 2008, for concessions covering the total territory of 643,000 acres. Mokrousovsky is the largest, encompassing a total of 240,000 acres, followed by West Suersky, which covers 230,000 acres, Privolny, which covers 123,000 acres, and Orlovo-Pashkovsky, which covers 50,000 acres.

     Following detailed data collection, survey and seismic testing ZNG will proceed with development of one block at a time. The West-Suersky block was chosen by the Company as the most promising block and the Company has already started studies on this area. Up to the date of the filing of this Registration Statement, the Company has performed gravimetric surveys and the field part of 2-dimensional seismic studies through "Bazhenov Geophysical Expedition" and JSC "Bashneftegeofizika," experienced and reputable oil and gas service organizations in Russia. ZNG has not begun exploratory drilling yet, as it is awaiting the two-dimensional seismic study results. Currently "Bashneftegeofizika" is processing data they collected during the summer of 2004 and preparing it for interpretation, in order to identify the most prospective sites for drilling. Results from this processing should be available by the end of 2004. ZNG has also hired GeoData Consulting, an international geosciences service company, which provides daily independent supervisions of the exploration works, helping to add assurance to the accuracy of the forthcoming results.

     If recommended by its technical staff, ZNG may employ land-based methods to complement seismic results and to maximize the accuracy of drilling, starting initially on the West-Suersky block and then, with financing permitting, on its other blocks. These methods may include thermal, vapour-chromotography and microbiologic oil geology methods. ZNG also intends to conduct geo-dynamic and local tectonic testing in order to attempt to ascertain the location of any hydrocarbon reservoirs utilizing geophysical, geochemical, microbiological and bio-indicative research analyzation methods. In the event these tests are completed, the Company intends to conduct a specific geological analysis to attempt to ascertain the best location for three sample test drilling wells to determine oil bearing reservoirs and gas volumes. If conducted, the aerial and seismic surveys will attempt to ascertain the reservoir heights and establish the stratum and scope of the faults to be determined in the test drilling phase.

     If ZNG determines to develop the areas covered by the Exploration Rights, and drills wells in those areas which are found to contain commercially viable hydrocarbon reserves, ZNG expects to encounter Urals blend oil, which is the most commonly encountered oil type in West Siberia. ZNG has not begun exploratory drilling yet. We are awaiting the two dimensional seismic data to be complied into a report of appropriate format with the announcement of preliminary results, at which time the data will be subject to analysis and interpretation.



TRANSPORTATION  INFRASTRUCTURE

     Transportation infrastructure is effectively controlled by Transneft, a state-owned monopoly. The southern lines of the Transneft pipeline, commonly referred to as the Black Sea System, have a capacity of 1.29 m bbl/d and feed the ports of Novorossisk, Tuapse and Odessa in Ukraine. As of August 2004, the transportation toll on the Transneft system from ZNG's properties was $0.15/bbl to Omsk, $0.20/bbl to Ufa (both being domestic refineries), and $0.79 to Novorossisk, an export port. In addition, port charges and freight to Europe must be factored in, which results in an estimated total transportation charge of close to $4/bbl.

     ZNG's four blocks are located adjacent to the main Transneft pipelines which deliver oil and gas throughout Russian and to export markets. ZNG has completed plans for the installation of collection pipelines to deliver crude to the main pipelines, which is estimated to cost approximately $32,000,000. Until ZNG is able to build a pipeline infrastructure, of which there can be no assurance, ZNG plans to use a combination of trucking and rail transportation. ZNG is also currently attempting to determine delivery quotas of oil and gas sold in Russia and for export.

INNOVATIVE  TECHNOLOGIES/INNOVATIONS

     ZNG believes in investing time and effort into up-front survey, geological work and technical analysis in order to increase the probability of drilling productive wells. ZNG also believes that using the newest technologies and equipment for extraction will result in realizing the highest possible recoverable amounts from reserves without needing to overhaul boreholes.

     In order to benefit from the latest technologies, ZNG has enlisted the services of the Russian Academy of Sciences, Institute of Oil and Gas Geology. This organization will perform the geographical survey and analysis using a series of methods and will then correlate the data between the methods in order to enhance interpretation. ZNG believes that this will allow it to focus its geological operations into smaller areas that present the highest yields.

     Some of the more advanced and innovative technologies to be employed include those that cover the following areas of operation (see "Glossary of technical terms used in this Prospectus" for more explanation regarding the areas of operation found below):



-     Field  geophysical  data  processing/interpretation;
-     Airborne  geophysical  surveying;
-     Precise  gravity  prospecting;
-     Geochemistry  surveying;
-     High-speed  drilling;
-     Methods  of  enhanced  oil  recovery  (recovery  factor  improvement).

MARKETS  SIZE  AND  SHARE



     After a reduction in the amount of oil and gas produced in Russia during the mid 1990s, there has been a recent trend of steady growth following increases in demand for oil and gas products. ZNG believes that the key to gaining access to this market is to gain access to the delivery infrastructure. The delivery infrastructure includes collector pipeline systems passing through the region which have a rail and truck transfer station with capacity to collect oil from wells and deliver the oil to a central depot. From there, if necessary, the oil can be delivered by rail or truck to the domestic market.

     ZNG's goal is to increase its share of the Kurgan regional market. If oil is discovered, ZNG will also consider launching a small oil refinery (i.e. its conversion into an "upstream integrated company") as a means of expanding its ability to secure even greater access to the domestic market. The Company feels that this will provide a further competitive advantage over future rivals, though there can be no assurance that this strategy will be successful.

DRILLING  ACTIVITIES  IN  THE  REGION



     There are no oil and gas wells that are currently being drilled in Kurgan oblast at present. A number of test wells were drilled from 1972-86 as part of the Soviet Union's federal government program to identify land composition and borne natural resources in each region for license issuance in the future. This program extended throughout Russia, but centered predominantly in West Siberia, including Kurgan oblast. The wells drilled through this program were typically narrow wells. Areas to be licensed for hydrocarbon exploration were determined upon detecting oil traces. Corresponding estimates were also computed. As part of the program a series of 12 wells were drilled in Kurgan oblast, ranging from approximately 500m to 1200m deep. Traces of heavy hydrocarbons and gas eruptions were detected at depths less then 1000m. Two of the 12 wells drilled on the 1980s have been drilled in the territory of the licensed areas covered by ZNG, one in the West-Suersky block and one in the Privolny block.



FINANCING  STRATEGY

     The Company has planned an approach for attracting investment to ZNG. Current shareholders have provided the capital required to acquire the exploration rights, acquire the licenses for exploration, establish offices, purchase equipment and pay salaries for workers in Kurgan. This initial capital has also been used to establish service contracts for the survey works that were already launched. Furthermore, the services of noted geologists from the Tyumen State Oil and Gas University and Novosibirsk State University have been enlisted in order to review the preexisting geological data provided by the Russian government.



     The Company plans to complete financing though private equity and/or debt in the fourth quarter of 2004, assuming the Company's SB-2 Registration Statement becomes effective with the Securities and Exchange Commission, with investors providing the capital necessary for the Company to complete evaluation and exploration activities, for which the Company will require $1,000,000. Additional capital is required to finance secondary surveys, initial exploration and prospecting wells beginning in the first quarter of 2005, and lasting until the point where the Company establishes proven reserves, if any are found. The cost of secondary surveys, initial exploration, and prospecting wells is expected to be approximately $5 million. The Company plans to raise additional capital from equity and/or debt securities or to enter into farm-in agreements with established oil and gas companies (see the definition of farm-in agreement under "Glossary of Technical Terms Used In This Prospectus"), of which the Company can give no assurance.

     If the Company obtains sufficient capital and finds hydrocarbon reserves, of which there can be no assurance, the Company plans to continue its drilling program and begin a production infrastructure by the end of 2005, which the Company expects will cost approximately $8,000,000. The Company believes this financing, if raised, of which there can be no assurance, will cover the following activities: $4,500,000 to drill three prospecting wells, $1,000,000 to upgrade wells to begin production, and $2,500,000 to install oil lifting equipment and oil reservoirs, construct roads and power lines, and purchase trucks for oil delivery. The Company plans to raise this additional capital from equity and/or debt securities or to enter into farm-in agreements with established oil and gas companies (see the definition of farm-in agreement under "Glossary of Technical Terms Used In This Prospectus").

     The Company estimates the need for approximately $8 million of additional financing to fund the activities above through the end of 2005. The Company hopes to partially fund its activities with revenues from operating wells, if reserves are found, of which there can be no assurance. If the Company is successful in raising the required capital and finding hydrocarbon reserves, it hopes to continue the exploration of the other licensed areas as well as installation of facilities and the Company's planned collector pipeline infrastructure, between 2007 and 2009. There can be no assurance that the Company will be able to raise the required capital or complete any of the other activities listed under this heading.





ALLIANCE  AND  PARTNERING  STRATEGY

          If the Company's financial strategy is successful, of which there can be no assurance, the objective of ZNG will be to seek investment partnerships with third parties such as financing partners and oil field service partners, while remaining a completely independent small-scale Russian exploration and production company. The Company would prefer that ZNG deal with one partner rather than many private investors. Additionally, the Company may enter into farm-in agreements. Either of these strategies will facilitate low upfront capital investment on the part of the Company. It would also allow ZNG to focus on the highest value-added areas of the oil and gas business. ZNG plans to outsource much of the physical exploration and development activities to professional organizations that can provide advanced technologies, expertise and manpower for a lower cost than if ZNG were to buy its own equipment and hire its own workers. The Company believes that this plan, if successful, will offer higher efficiencies, a faster pace of development and more consistent results, all at a lower cost.

     Using this strategy the Company has entered into contractual agreements with the Russian companies "Bashneftegeofizika" and "Bazhenov Geophysical Expedition" which perform gravimetric survey and two-dimensional seismic studies.



EXPLORATION  AND  PRODUCTION  STRATEGY



     As described above, the Company plans to outsource virtually all of its in-field oil and gas activities (including those related to ZNG as well as to any future subsidiaries) to expert third parties as part of its alliance and partnering strategy. The Company intends to implement risk sharing by entering into profit sharing agreements where subcontractors will receive a percentage of the revenues of a project (such as drilling operations) as payment for their services. Through this strategy, subcontractors share the risks and benefits of the project along with the Company.

     The Company plans to maintain managerial, planning and oversight of critical geological analyses and, at the appropriate time, oversight of in-house production management personnel.

MARKETING  STRATEGY



     If we discover hydrocarbon reserves within our five-year licensing period and are able to extract commercial quantities of those reserves, of which there is no assurance, ZNG's marketing efforts will focus on both the domestic and export markets. Domestic marketing will target regional refineries in the Omsk area, which has one of the largest refineries in the world and is located fairly close to Kurgan, with distances varying from between 420 and 520 kilometers to the blocks ZNG holds. This refinery, owned by Sibneft, has a total processing capacity of 385,000 bbl/d and is currently running at under capacity. As part of its export marketing efforts if hydrocarbons reserves are discovered, ZNG plans to initially sell its export quotas along with associated production to larger third parties who have the market knowledge, customer base and aggregate volumes to make such export profitable. ZNG may then begin to act directly in export oriented marketing over time. In either case, export volumes will likely be marketed to the Ufa area where three refineries and Black Sea ports are located. ZNG believes that crude sold to Ufa will be sold for refining and crude sold to the Black Sea ports will be intended for export as crude and not as an oil product, if the Company finds any hydrocarbon reserves at all, of which there can be no assurances.


EMPLOYEES



     Siberian Energy Group Inc. ("SEG"), currently employs two (2) employees in management. Zaural Neftegaz ("ZNG") SEG's subsidiary, employs eleven (11) employees in management and seven (7) employees in support and technical functions.



COMPETITION



     Given the recent boom in the Russian oil industry, there has been an increase in interest and activity in the Western Siberian basin. In September 2003, a competitive bid process for eleven newly-opened exploration blocks was held in the Tyumen region, immediately north of Kurgan. Ten of the blocks were awarded to seven companies. The total value of the purchases was over $2,400,000. The closest of these blocks lies within 60 miles of the licensed areas covered by the Exploration Rights, with the majority of the blocks lying within 120 miles of these areas. While additional blocks have recently sold in areas surrounding ZNG's blocks, this does not imply that ZNG is anymore likely to find hydrocarbon reserves and it has no bearing on the future success of the Company's development or exploration efforts in Kurgan.

     Competition among Russian producers occurs in two distinct tiers. The first tier includes large corporations such as Surgutneftegaz, LUKoil, Sibneft, Tatneft, Slaveft, YUKOS, TNK, Bashneft, Rosneft and Sidanco which together control more than 90% of the Russian oil and gas market. These companies operate large-scale fields and are primarily oriented towards exportation. The second tier, so called junior players, includes a large number of smaller companies that operate small and medium sized oil and gas fields. These companies enjoy a limited but stable range of customers within Russia's domestic market, and their customers include the larger companies which purchase this product for export. Demand for oil continues to exceed supply both domestically and internationally, which in turn creates favorable market conditions for entry.

     A healthy level of competition currently exists among local oil service companies and recent reductions in demand for their services are leading to a surplus of supply. The Company believes that having the wide range of service companies within such close proximity creates an opportunity for ZNG to choose the best combination of price and quality while signing the service contract, due to the fact that service companies may compete with each other for providing exploration works, drilling and other services to ZNG.

     Additionally, the Company believes ZNG's geographic location presents a significant competitive advantage that should provide for cost reductions in the development of its fields and the necessary support infrastructure. The specific factors contributing to this competitive advantage include:

-    The  relatively  flat  topography  which  is  dry  and  bog  free;
-    Non  permafrost  lands  which  reduce  drilling  costs;
- Significantly short distances to major pipelines which reduce the time and cost of installing the collector infrastructure from the wells to the main pipelines; and
- Proximity to main railroads and highways which allows for greater and easier access to the producing site as well as for initial delivery of product.

     Another type of competition, which ZNG expects to face is competition in the process of acquisition of new licenses. The Company expects that competitive pressures will further increase if hydrocarbon reservoirs are found in the Kurgan province of Russia. However, the Company believes that by the time new parcels become available for distribution in this region, ZNG will have an advantage over companies with less experience in the region. The Company believes this will be due to ZNG's then acquired experience and through the expertise of its employees, of which there can be no assurance. Although ZNG was formed in 2002, many of its directors and officers already have many years of experience in the oil and gas industry, specifically in the West-Siberian Basin. Additionally, the Company feels that ZNG will have a competitive advantage because many of its executives reside in the West-Siberian Basin and are dedicated to developing the local infrastructure.



DEPENDENCE  ON  ONE  OR  A  FEW  MAJOR  CUSTOMERS

     The nature of the oil industry is not based on individual customers. Crude and refined products are sold to local and international brokers as well as to refineries.

PATENTS,  TRADEMARKS  AND  LICENSES



     The Company holds four licenses to explore four individual properties in the Kurgan province of Russia. These licenses require the Company to conduct seismic surveys on the properties and to report any discoveries to the regional government. The licenses are currently classified as 5-year exploration licenses and are convertible to 25-year production licenses upon discovery of hydrocarbon reserves.



NEED  FOR  GOVERNMENT  APPROVAL



     Federal and local government approval may be required for conversion of exploration licenses to production licenses and for extension of licenses beyond their initial term. The Company has already received approval for its exploration licenses, however, additional approval is required if the Company is to deliver its crude or refined products on the national pipeline system. These approvals can only be guaranteed once the Company has proved reserves. Alternatively, the Company has also developed plans to deliver crude and product by truck and via rail transport for the early years if there are any delays in gaining pipeline approval, and the Company finds hydrocarbon reserves, of which there can be no assurance.

     Additionally, the Company may require the approval of state and/or federal agencies for conversion of the Company's exploration licenses to production licenses and extension of production licenses beyond their initial term.



COSTS  AND  EFFECTS  OF  COMPLIANCE  WITH  ENVIRONMENTAL  LAWS



      According to the laws and regulations of the Russian Federation, organizations are permitted to carry out seismic and other development activities on licensed fields, provided the companies conform to ecological standards. Accordingly, ZNG has encountered two costs associated with environmental law compliance: costs associated with obtaining licenses and costs associated with obtaining permission from the Russian Ministry of Natural Resources (the "Ministry"). These costs have totaled $180,000 in legal costs and $3,000 in fees to pass the review conducted by the Ministry. ZNG has successfully passed a review by the Ministry of Natural Resources. The Company will face additional costs to comply with environmental laws, which may be significant. In addition, the Ministry imposes certain environmental obligations on the Company, such as clean-up procedures.




               GLOSSARY OF TECHNICAL TERMS USED IN THIS PROSPECTUS

ABYSSAL  (ADJECTIVE).
---------------------
     Pertaining to the depositional environment of the deepest area of the ocean basins, the abyss. The depositional energy is low, the abyssal plain is flat and nearly horizontal and fine-grained sediments are deposited slowly by waning turbidity currents or from suspension in the water. It is the region of the ocean bottom between the bathyal and hadal zones, from depths of approximately 3,000 to 6,000 meters (10,000 to 20,000 feet).

ABYSSAL  ENTRY  (AE)  (NOUN).
-----------------------------
     Geological survey or study that pertains to the depths characteristic of the abyss.
     See:  Abyssal.

ABYSSAL  SEISMIC  ENTRY  (ASE)  (NOUN).
---------------------------------------
     Seismic  survey(s) that pertains to the depths characteristic of the abyss.
     See:  Abyssal  and  Seismic.

ACTIVE  WELL  (NOUN).
---------------------
     A well in mechanical condition for production or service use (i.e., in active production or service use).

AEROMAGNETIC  SURVEY  (NOUN).
-----------------------------
     Measurements of the Earth's magnetic field gathered from aircraft. Magnetometers towed by an airplane or helicopter can measure the intensity of the Earth's magnetic field. The differences between actual measurements and theoretical values indicate anomalies in the magnetic field, which in turn represent changes in rock type or in thickness of rock units.

AEROSPACE SURVEY (NOUN)
-----------------------
     The study of land surface characteristics using satellite images and other visual representations shot from space.

AIRBORNE  GEOPHYSICAL  SURVEY  (NOUN).
--------------------------------------
     The study of land surface characteristics by taking photographs and other visual representations from an altitude (i.e. from an aircraft).

ARRIVAL  (NOUN).
----------------
     An event or appearance of seismic data as a reflection, refraction, diffraction or other similar feature, or the time at which seismic data appear. An event in a seismic section can represent a geologic interface.

ASSOCIATED  GAS  (NOUN).
-----------------------
     Gas combined with oil. Known also as gas cap gas and solution gas, it provides the drive mechanism needed to force oil to the surface of a well. Associated gas is normally present in an oil reservoir in the early stages of production.

BARREL  (NOUN).
--------------
     The standard unit of measure of liquids in the petroleum industry; it contains 42 U.S. standard gallons and is commonly abbreviated as bbl.

BASIN  (NOUN).
-------------
     A depression of the earth's surface into which sediments are deposited, usually characterized by sediment accumulation over a long interval; a broad area of the earth beneath which layers of rock are inclined, usually from the sides toward the center.

BOREHOLE  (NOUN).
---------------
     The hole in the earth made by the drill; the uncased drill hole from the surface to the bottom of the well.

DEPTH  POINT  MEASURING  (DPM)  (VERB).
-------------------------------------
     1. While  drilling,  is  the  measure  of  the  drilling  instrument.
     2. While conducting seismic survey, is the measure of the signal speed when shot into the ground.

DEVELOPMENT  (NOUN).
------------------
     Activities following exploration including the installation of facilities and the drilling and completion of wells for production purposes.

DISCOVERY  (NOUN).
----------------
     A  find  of  significant  quantities  of  gas  or  oil.

EXPLORATION  (NOUN).
------------------
     The process of searching for minerals preliminary to development. Exploration activities include (1) geophysical surveys, (2) drilling to locate an oil or gas reservoir, and (3) the drilling of additional wells after a discovery to delineate a reservoir. It enables the lessee to determine whether to proceed with development and production.

FARM-IN-PARTNER  (NOUN).
----------------------
     A party to a farm-in agreement, in our case a party who will develop the property, or farmee.

FARM-IN  AGREEMENT  (NOUN).
-------------------------
     A farm-in/farm-out is an arrangement in which the owner of a working interest assigns all or part of the working interest in the property to another party (the farmee) in return for the exploration and development of the property. Most common type is when the farmor conveys its working interest to the farmee and retain the royalty interest by the way of receiving of a specified portion of the mineral produced, free and clear of any costs. The farmee in return agrees to pay all the costs to explore, develop, and produce the property and receives its share of revenue after deducting royalty.

GEOCHEMISTRY  SURVEY  (NOUN).
---------------------------
     Study of a territory by collecting earth samples and analyzing their composition as separate micro elements.

GEO-DYNAMIC  TESTING  (VERB).
---------------------------
     Any survey or test involving the study of dynamics or shapes of geologic structures being targeted.

GEOLOGIC  SURVEY  (NOUN).
-----------------------
     A survey or investigation of the Earth, of the physical changes which the Earth's crust has undergone or is undergoing, and of the causes producing those changes.

GEOLOGICAL  MAP  (NOUN).
----------------------
     A  map  showing  the  structure  and  composition  of  the  Earth's  crust.

GEOLOGY  (NOUN).
--------------
     The study of the Earth-its history, structure, composition, life forms and the processes that continue to change it.

GRAVIMETRIC  SURVEY  (NOUN).
--------------------------
     A survey made to determine the acceleration of gravity at various places on the Earth's surface.

GRAVIMETRY  (NOUN).
-------------------
     The  measurement  of  gravity  or  the  study  of  its  variations.

GRAVITATIONAL  SURVEY  (NOUN).
----------------------------
     Study of a territory with the objective of studying gravitational characteristics of rock formations (densities of earth layers). Also see:
     Gravimetry.

GRAVITY  PROSPECTING  (VERB).
----------------------------
     In gravity prospecting, geophysicists measure minute variations in the force of gravity from rocks up to a few miles beneath the earth's surface. Different types of rocks have different densities and oil exists where porous rock exists which has a lesser density and the denser rocks have the greater gravitational attraction.

HIGH-SPEED  DRILLING  (VERB).
----------------------------
     Standard  rotary  drilling  of  boreholes.

INITIAL  ARRIVAL  (NOUN).
------------------------
     First  arrival.
     See:  Arrival.

LOCAL  TECTONIC  TESTING  (VERB).
--------------------------------
     Any survey or test involving the study of tectonics performed locally, as opposed to globally.
     See:  Tectonic.

MAGNETICS  (NOUN).
-----------------
     The study of the Earth's magnetic field, a branch of geophysics that began with the observation by British scientist William Gilbert (1544 to 1603) that the Earth is a magnet. Variations in the magnetic field can be used to determine the extent of sedimentary basins and the depth to basement rocks, as well as to differentiate between igneous rocks and certain sedimentary rocks such as salt. High-resolution magnetic surveys can also be used to determine the locations of oil pipelines and production equipment.

MAGNETIC  SURVEY  (NOUN).
------------------------
     A  survey  which  involves  the  study  of  magnetics.
     See:  Magnetics.

MICROBIOLOGIC  OIL  GEOLOGY  (NOUN).
-----------------------------------
     Encompasses all types of methods researched under the microbiologic study of geology. Microbiology is a branch of biology that deals with microorganisms and their effects on other living organisms.
     See:  Geology.

PARAMETRIC  (ADJECTIVE).
-----------------------
     1. Pertaining to variation of the frequency while maintaining the geometry of electromagnetic surveying. In contrast, geometric pertains to keeping the same geometry while varying the frequency.

     2. Pertaining to a method of seismic inversion to separate wave fields by iteratively developing a model of the data that conforms to the recorded data. Parametric inversion is used in processing vertical seismic profile(VSP) data.

PARAMETRIC  DRILLING  (VERB).
---------------------------
     Drilling of a well with the objective of studying the overall geological characteristics of a territory or a region.

PRODUCTION  (NOUN).
-----------------
     The phase of oil and gas operations involved with well fluids extraction, separation, treatment, measurement, etc.

PROLIFIC WELL (NOUN)
--------------------
     A  well  with  high  debits;  a  well  that  produces  high  volumes.

PROVEN  RESERVES  (SOCIETY  OF  PETROLEUM  ENGINEERS)  (NOUN).
-------------------------------------------------------------
     Reserves that can be estimated with reasonable certainty to be recovered under current economic conditions. Current economic conditions include processing costs prevailing at the time of the estimate. Proved reserves must either have facilities that are operational at the time of the estimate to process and transport those reserves to market, or a commitment of reasonable expectation to install such facilities in the future. Proved reserves can be subdivided into undeveloped and developed.

SEISMIC  (ADJECTIVE).
-------------------
     Pertaining to waves of elastic energy, such as that transmitted by P-waves and S-waves, in the frequency range of approximately 1 to 100 Hz. Seismic energy is studied by scientists to interpret the composition, fluid content, extent and geometry of rocks in the subsurface. "Seismic," used as an adjective, is preferable to "seismics," although "seismics" is used commonly as a noun.

STRATIGRAPHIC  ANALYSIS  (NOUN).
------------------------------
     See:  Stratigraphy.

STRATIGRAPHY  (NOUN).
-------------------
     The study of the history, composition, relative ages and distribution of strata, and the interpretation of strata to elucidate Earth history. The comparison, or correlation, of separated strata can include study of their lithology, fossil content, and relative or absolute age.

TECTONIC  (ADJECTIVE).
--------------------
     Pertaining to the structure or movement of the earth's crust; "tectonic plates"; "tectonic valleys".

TEST  WELL  (NOUN).
-----------------
     A prospecting well drilled on a selected site for exploratory purposes - to verify the presence of mineral resources.

THERMAL  SURVEY  (NOUN).
----------------------
     Study  of  thermal  (heat)  currents  migrating  from  subsurface.

TWO-DIMENSIONAL  SURVEY  (NOUN).
------------------------------
     Seismic data or a group of seismic lines acquired individually such that there typically are significant gaps (commonly 1 km or more) between adjacent lines. A 2D survey typically contains numerous lines acquired orthogonally to the strike of geological structures (such as faults and folds) with a minimum of lines acquired parallel to geological structures to allow line-to-line tying of the seismic data and interpretation and mapping of structures.

VAPOR  CHROMATOGRAPHY  (NOUN).
----------------------------
     A method of thermal survey which detects the chemical composition of a thermal (heat) current that migrates from subsurface.

WELL  (NOUN).
-----------
     A hole drilled or bored into the earth, usually cased with metal pipe, for the production of gas or oil. A hole for the injection under pressure of water or gas into a subsurface rock formation.



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements.

OVERVIEW

     ZNG aims to develop an oil and gas industry in the Kurgan region of South-West Siberia, Russia by discovering new hydrocarbon fields. ZNG has compiled data in the Eastern part of the Kurgan region by analyzing prior geological, geophysical and lithographic exploration works in the region, data, maps, and reports from 12 test wells drilled between 1979-1986, profile sections, correlation schemes, and geographic maps of the region.

     After analyzing the eight available blocks suggested by the Ministry of Natural Resources, ZNG chose to concentrate its activities on four areas located in the Eastern part of the Kurgan region and applied for licenses covering these areas. Currently ZNG holds four, 5-year exploration licenses expiring in March 2008, for concessions covering a total territory of 643,000 acres. Mokrousovsky is the largest, encompassing a total of 240,000 acres, followed by West Suersky, which covers 230,000 acres, Privolny, which covers 123,000 acres, and Orlovo-Pashkovsky, which covers 50,000 acres.

     Following detailed data collection, survey and seismic testing ZNG will proceed with development of one block at a time. The Company feels that this strategy has numerous benefits including: 1) increasing the speed of development by concentrating ZNG's efforts and resources; 2) potentially reducing the need for additional capital if early blocks generate revenue for the Company; and 3) generating revenues which may pay for future development costs and provide cash that will help to finance the development of subsequent blocks.

     The West-Suersky block was chosen by the Company as the most promising block, and the Company has already started studies on this area. Up to the date of the filing of this Registration Statement, the Company has performed gravimetric surveys and the field part of 2-dimensional seismic studies through experienced and reputable oil and gas service organizations in Russia, "Bazhenov Geophysical Expedition" and JSC "Bashneftegeofizika." ZNG has not begun exploratory drilling yet, as it is awaiting the two-dimensional seismic study results. Currently "Bashneftegeofizika" is processing data they collected during the summer of 2004 and preparing it for interpretation in order to identify the most prospective sites for drilling. Results should be available by the end of 2004.

     ZNG has also hired GeoData Consulting, an international geosciences service company, which provides daily independent supervisions of the exploration works, helping to add assurance to the accuracy of the forthcoming results.

     The Company has not started production and is not currently generating any cash, which makes it difficult for it to pay its maturing obligations, as the Company's assets are illiquid. However, the Company believes that in the long run a number of trends will favorably affect its liquidity. These trends include: the tendency of Russian domestic oil and gas prices to increase towards the worlds prices, raising the level of money which companies can afford to tie up in research and development activities while still remaining economically viable; the steady trend of economic growth in Russia in the recent years which is improving the liquidity of our potential customers, and may favorably impact the Company's debt management; and the increasing overall credit rating in Russia, which the Company hopes will lead to increased foreign investment in Russian companies, like ZNG.

PLAN  OF  OPERATION  FOR  THE  NEXT  TWELVE  MONTHS



     The Company believes it can satisfy its cash requirements during the next twelve months through funding provided by existing stockholders, without committing to the scheduled program of oil fields development in Russia.
However, additional external funding is required in order to align with the Company's exploration and development program. It is anticipated that private equity from the current investor group will finance initial surveys up to $1 million. An issue of shares is expected to finance a secondary survey and initial exploration to the point of establishing proven reserves, if commercial amounts of hydrocarbon are discovered. This cost is estimated at approximately $5 million and includes drilling of an exploratory and a prospecting well, followed if necessary by additional geological research to quantify the deposits. Future exploration and development is expected to be financed through debt which SEG believes will be forthcoming if reserves are proven. However, the Company can give no assurances that it will be successful in finding hydrocarbon reserves.



     The following actions are planned for the next twelve months: Office analysis of field materials projected onto gravimetric diagrams (1:50,000 scale) and seismic works; their complex interpretation with the subsequent recommendation for placing exploratory wells. Drilling is projected to begin the first quarter of 2005 and results on the initial wells are expected as early as the third quarter of 2005.

     The Company currently has no plans to purchase any plant facilities or significant equipment within the next 12 months.

     In the past, the Company has obtained cash financing from organizing stockholders in the form of loans and advances. However, there can be no certainty as to the availability of continued financing in the future. Failure to obtain sufficient financing may require the Company to reduce its operating activities. A failure to continue as a going concern would then require stated amounts of assets and liabilities be reflected on a liquidation basis which could differ from the going concern basis.

ESTIMATE OF THE AMOUNT SPENT DURING EACH OF THE LAST TWO FISCAL YEARS ON RESEARCH AND DEVELOPMENT ACTIVITIES



     A  business  plan  was  developed  over the course of three months in 2003.
During that time period, market research was conducted. These costs were directly borne by the Company and are not being transferred to customers.
Research and development activities in the oil and gas field are the primary activities of the Company at the current time. The Company is conducting the gravimetric and seismic works on the licensed areas. Costs incurred as of September 30, 2004 were $690,000.

     The Company translates the assets and liabilities of ZNG and certain limited Canadian operations at the year end exchange rate; income statement amounts are converted at the average rate of exchange for the year. Translation gains and losses have not been significant to date.



RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2003

     The Company had no revenues for either the three month period ended September 30, 2003, or the three month period ended September 30, 2004.

     The Company's expenses increased from $86,718 for the three months ended September 30, 2003 to $160,307 for the three months ended September 30, 2004. This was due to an increase in salaries from $71,500 to $82,702, an increase in professional and consulting fees from $4,551 to $33,137, an increase in rent and occupancy from $886 to $14,374, and an increase in other expenses from $0 to $20,907.

     Net loss for the three months ended September 30, 2004 increased by $73,589 (or 85%), from $86,718 to $160,307, as compared to the net loss for the three months ended September 30, 2003.

RESULTS  OF  OPERATIONS  FOR  THE  NINE  MONTHS  ENDED  SEPTEMBER  30,  2004

     The Company had no revenues for either the nine month period ended September 30, 2003, or the nine month period ended September 30, 2004.

     The Company's expenses increased from $255,209 for the nine months ended September 30, 2003 to $609,625 for the nine months ended September 30, 2004. This was due to an increase in salaries from $197,351 to $357,261, an increase in professional and consulting fees from $26,645 to $118,188, an increase in rent and occupancy from $1,710 to $38,727, and an increase in other expenses from $1,639 to $67,527.

     The Company sustained a $609,625 net loss for the nine month period ended September 30, 2004, which was an increase in loss of $354,416 (or 138%) from the $255,209 net loss the Company reported for the nine month period ended September 30, 2003, primarily due to an increase in the Company's salaries, professional and consulting fees, and travel expenses.






RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

     The Company had no revenues for either the year ended December 31, 2002 or the year ended December 31, 2003 in which it incurred a $422,516 net loss.

     From the year ended December 31, 2003 to the year ended December 31, 2002 assets increased from $0 to $169,785 due to an increase in prepaid expenses from $0 to $23,280 due to initial payments made to Russian companies for cost estimates of the venture and fees paid to Russian Authorities for use of entrails and an increase in licenses from $0 to $144,659 due to costs incurred to register and formalize exploration licenses with the Russian Ministry of Natural Resources.

     The  Company's  liabilities  increased  from  $14,687  for  the  year ended
December 31, 2002 to $606,988 for the year ended December 31, 2003. This was primarily due to an increase of $268,840 in accounts payable to stockholders and an increase of $285,080 in accrued and unpaid salaries for all employees.

     The Company's expenses increased from $0 for the year ended December 31, 2002 to $422,516 for the year ended December 31, 2003. This was primarily due to an increase in salaries from $0 to $286,004 and an increase in professional and consulting fees from $0 to $64,363 due to professional fees in connection with the purchase of ZNG. Additionally contributing to expenses for the year ending December 31, 2003 was an increase in depreciation and amortization from $0 to $32,740 and an increase in rent costs from $0 to $2,488 due to the acquisition of office space for the Company's Russian Office. This caused an increase in the Company's net loss, from $0 for the year ended December 31, 2002 to $422,516 for the year ended December 31, 2003.



LIQUIDITY  AND  CAPITAL  RESOURCES

     As of September 30, 2004, the Company's cash totaled $13, and current assets were $128,232. Total assets for the Company as of September 30, 2004 were $1,727,714. The total assets consisted primarily of $750,000 of net geological data, $729,779 of oil and gas properties, and net licenses of $117,540. The $750,000 of geological data includes: data, maps and reports from the 12 test wells drilled between 1979-1986, including a lithologic description of rock, summaries of geophysical research of well shafts and a laboratory analysis of rock age; profile sections; correlation schemes; and an independent geological evaluation of oil reserves on the licensed areas performed in 2004.

     As of September 30, 2004, the Company had current liabilities of $1,980,116. This was due to $451,884 of accounts payable to related parties, including $216,374 advanced by the Company's directors, $870,842 of accounts payable to other parties, and $657,390 of accrued payroll.

     As of September 30, 2004, the Company had negative working capital of $1,851,884.

     For the nine months ended September 30, 2004, the Company had $696,486 in net cash flows from operating activities. This was composed of $1,373,128 of accounts payable and accrued expenses, $27,922 of depreciation and amortization, $10,000 in Common Stock issued for professional services, offset by $104,939 of prepaid expenses and a net loss of $609,625. The Company spent $730,937 in net cash flows for investing activities for the nine months ended September 30, 2004, which consisted of $729,779 spent on oil and gas properties and $1,158 spent for property and equipment. During this period, the Company received $34,426 in additional paid-in capital which was the result of a non-refundable deposit from a potential farm-in partner in exchange for an exclusive option to conduct due diligence on the business and prospects of SEG.

     As of December 31, 2003, the Company effectively had U.S. and Russian tax net operating loss carryforwards totaling approximately $666,000 and $200,000 respectively. No tax benefit due to these carryforwards has been reported in the Company's financial statements and there is at least a 50% chance that our tax net operating loss carryforwards as of December 31, 2003, will expire unused. Such 'carry forwards' allow companies to account for losses against taxable income within a specified period. The Company has taken a conservative approach in estimating the success of the project and has assigned a minimum of 50% chance that it will not generate enough taxable income to utilize the accumulated losses by the time they expire in accordance with the applicable tax regulations.



     The Company is taking steps in an attempt to raise equity capital and/or borrow additional funds. There can be no assurance that any new capital will be available to the Company or that adequate funds for the Company's operations, whether from the Company's financial markets, or other arrangements will be available when needed or on terms satisfactory to the Company. The Company has no further commitments from officers, directors or affiliates to provide funding. The failure of the Company to obtain adequate additional financing may require the Company to delay, curtail or scale back some or all of its operations. Any additional financing may involve dilution to the Company's then-existing shareholders.



                             DESCRIPTION OF PROPERTY

     The Company's United States office is located at 275 Madison Avenue, 6th Floor, New York, NY 10016, USA. The Lease is at a monthly rate of $250 and is on a year to year basis and is renewable on March 30, 2005. This space is leased from Office Escape, an operator of business centers in New York and other US cities. The Company is not the sole occupant of the space and consequently the cost of the rental is shared with other occupants. The Company does not use the office for any purposes falling outside of its business needs.





     The Principal Executive Office of the Company's subsidiary Zaural Neftegaz is 1500 square feet and is rented at a monthly rate of 140,000 rubles (U.S. $4,800) at 27/X Lenina St., Kurgan City, 640000 Russia and expires December 31, 2004 and the Company has an option to renew such lease on a five year period under the same terms. ZNG leases its office space from a private individual not associated with the Company. ZNG is the sole occupant of the leased space, which serves exclusively the purposes of SEG and ZNG.

                            CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS



     Oleg V. Zhuravlev, Chief Executive Officer of ZNG, entered into an employment agreement on January 1, 2004, which will be in effect until December 31, 2008. Additionally, Mr. Zhuravlev entered into a stock option plan on January 1, 2003. (see Employment Agreements below). Under that plan, 185,000 options had vested to him as of November 1, 2004, at an exercise price of $0.10 per share.





     Vladimir V. Eret, Chief Operating Officer of ZNG, signed an employment agreement with the Company on January 1, 2003, which will be in effect until December 31, 2008. Mr. Eret also entered into a stock option plan with the Company on January 1, 2004. (see Employment Agreements below). Under the stock option plan, Mr. Eret had been granted 154,000 options as of November 1, 2004, exercisable at $0.10 per share.





     Sergey Potapov, Vice President of ZNG, entered into an employment agreement with the Company on January 1, 2003 which will be valid until December 31, 2008. He also entered into a stock option plan at the same time as his employment agreement. (see Employment Agreements below). Under his stock option plan, Mr. Potapov vested 154,000 options as of November 1, 2004, exercisable at $0.10 per share.





     David Zaikin, the Company's Chief Executive Officer, entered into an employment agreement and a stock option agreement with the Company on January 1, 2003, which will be in effect until December 31, 2008. (see Employment Agreements below). In 2003, 200,000 options vested to Mr. Zaikin under his stock option agreement, exercisable at $0.07 per share. As of November 1, 2004, 185,000 additional options had vested to him at an exercise price of $0.10 per share.





     Elena Pochapski, the Company's Chief Financial Officer, entered into an employment agreement and a stock option agreement with the Company on August 1, 2003, which will be valid until December 31, 2008. (see Employment Agreements below). Under her stock option plan, Mrs. Pochapski vested 200,000 options in 2003, exercisable at $0.07 per share, and an additional 185,000 options as of November 1, 2004, exercisable at $0.10 per share.



     Shakeel Adam, who served as the Company's Chief Executive Officer until July 31, 2004, vested a total of 325,000 options from September 1, 2003 to July 31, 2004. Mr. Adam's employment was terminated effective August 1, 2004, and all options vested to Mr. Adam's terminated on October 31, 2004.

     On October 17, 2003, the Company issued a total of 2,000,000 shares of Common Stock at $.0008 (US) per share for a total of $1,600, as payment for a 51% interest in Zaural Neftegaz, a Russian Corporation.

     Effective June 30, the Company purchased the remaining 49% interest of Zaural Neftegaz. for 6.9 million common shares of Siberian Energy Group Inc., at $.025 (US) per share for a total of $172,500.

     As  of  November  23,  2004,  no  stock  options  have  been  exercised.





                                     EXECUTIVE COMPENSATION

                                                                    LONG-TERM COMPENSATION
                                                                    ----------------------
                           ANNUAL COMPENSATION                        AWARDS     PAYOUTS
                   ----------------------------------                 ------    ---------

NAME AND                                                           RESTRICTED   OPTIONS/
PRINCIPAL          FISCAL                             OTHER ANNUAL     STOCK       SARS      LTIP
POSITION            YEAR      SALARY(1)   BONUS ($)   COMPENSATION    AWARDS     (#)(2)     PAYOUT
-----------------  ------   -----------  ------------ ------------   --------    -------   ----------
David Zaikin       2004(3)  $   62,500                                          185,000
CEO                2003     $   50,000                                          200,000

Shakeel Adam       2004(4)  $   37,500
CEO                2003     $   25,000
(Sept. 1, 2003-
July 31, 2004)

Bruna              2003     $        0
Compagnoni         2002     $        0
President (5)
(November 2002 -
November 2003)

Elena Pochapski    2004(6)  $   62,500                                          185,000
CFO                2003     $    9,300                                          200,000

Salaries above do not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.

Other than the individuals listed above, the Company has no other executive employees who have received more than $100,000.00 in compensation, including bonuses and options, during each of the last three (3) fiscal years.

(1)  All  salaries  are  accrued  and  unpaid  as  of  September  30,  2004.
(2) Total Options vested as of November 1, 2004. Options vested in 2003 are exercisable for $.07 and options vested in 2004 are exercisable for $0.10. All options are valid until 5 P.M. December 31, on the fourth anniversary of each year that the options vest.
(3) Total salary accrued and options accrued for the period from January 1, 2004 to November 1, 2004. For the entire year ending December 31, 2004, Mr. Zaikin's total salary is expected to be $75,000 and the total options vested is expected to be 200,000.
(4) Shakeel Adam is no longer employed by the Company as of July 31, 2004. Mr. Adam's salary accrued for 2004 is listed as the total for the period January 1, 2004 to July 31, 2004. All of Mr. Adam's options terminated on October 31, 2004.
(5) Prior to Shakeel Adam's being appointed Chief Executive Officer of the Company in September 2003, the Company had no Chief Executive Officer, the Company's only officers were Bruna Compagnoni, the Company's President and Secretary and Andres Elmik, the Company's Treasurer, who received no compensation for their services.
(6) Total salary paid and options accrued for the period from January 1, 2004 to November 1, 2004. For the entire year ending December 31, 2004, Mrs. Pochapski's total salary is expected to be $75,000 and the total options vested is expected to be 200,000.

EMPLOYMENT  AGREEMENTS



     David Zaikin, the Company's Chief Executive Officer, signed an employment agreement effective as of August 1, 2004. Under the agreement, Mr. Zaikin is obligated to perform at least 40 hours per week of work on behalf of the Company. Unless terminated earlier, Mr. Zaikin's employment agreement shall be effective until December 31, 2008. Mr. Zaikin is to be paid an annual salary of US $75,000, subject to periodic review by the Board. At the Board's discretion, it is possible for Mr. Zaikin to receive a performance based bonus.





     Mr. Zaikin is provided eight (8) weeks of vacation leave per year. Additionally, Mr. Zaikin also has the right under his employment agreement to purchase stock options in the Company. Under the 2003 plan, Mr. Zaikin had the right to purchase 200,000 shares of the authorized and unissued $0.001 par value restricted stock, at an exercise price of $0.07 per share. Under the 2004 plan, Mr. Zaikin had the right to purchase 20,000 shares on January 1, 2004, and 15,000 shares on the first of each month of the year thereafter, for an exercise price of $0.10 per share. Mr. Zaikin's stock option plan continues like this until his employment contract expires, giving him the right to purchase 20,000 shares of Common Stock as of January 1, of each year, and 15,000 shares on the first date of each month thereafter, with the exercise prices as follows: for the year beginning January 1, 2005, $.30 per share, for the year beginning January 1, 2006, $.30 per share, for the year beginning January 1, 2007 and any subsequent year, the exercise price will be 110% of the average closing prices for the three months prior to each grant date. All stock options received by Mr. Zaikin will terminate at 5:00 p.m. (Eastern Standard Time) on the fourth anniversary of December 31st of each year in which the options were granted, and Mr. Zaikin can purchase up to 200,000 shares per year. All options received by Mr. Zaikin are non-transferable, except by will or the laws of decent and distribution, and any attempt to do so shall void the option.





     Under Mr. Zaikin's employment agreement, if he is terminated without cause by the Company or if Mr. Zaikin himself terminates his employment for reasonable basis, the Company shall, in exchange for an execution and general release and waiver of claims against the Company by Mr. Zaikin, continue to pay as severance Mr. Zaikin's salary for twelve (12) months or one half (1/2) of the remaining term of the agreement whichever is greater.



     Elena Pochapski is employed as the Company's Chief Financial Officer. She signed an employment contract with the Company on August 1, 2003, which is effective until December 31, 2008. Mrs. Pochapski is to be paid an annual salary of US $75,000 subject to periodic review by the Board. Mrs. Pochapski is entitled to six (6) weeks of vacation time per year.



     Additionally, Mrs. Pochapski has the right under her employment agreement to receive stock options in the Company. Under the 2003 plan, Mrs. Pochapski had the right to purchase 200,000 shares of the authorized and unissued $0.001 par value restricted stock of the Company for an exercise price of $0.07. Additionally, under the 2004 plan Mrs. Pochapski had the right to purchase 20,000 shares on January 1, 2004, and 15,000 shares on the first of each month thereafter for the year for an exercise price of $0.10. Mrs. Pochapski's stock option plan continues like this until her employment contract expires, giving her the right to purchase 20,000 shares of Common Stock as of January 1, of each year, and 15,000 shares on the first date of each month thereafter with exercise prices as follows: for 2005 the exercise price is $0.30 per share, for 2006 the exercise price is $0.30 per share, for 2007 and each subsequent year the exercise price is 110% of the average closing prices for the three months prior to the grant date. Additionally, Mrs. Pochapski may only purchase an aggregate of 200,000 shares per year. All stock options received by Mrs. Pochapski will terminate at 5:00 p.m. (Eastern Standard Time) on the fourth anniversary of December 31st of each year in which the options were granted. All options received by Mrs. Pochapski are non-transferable except by will or the laws of decent and distribution and any attempt to do so shall void the option.

     Under Mrs. Pochapski's employment agreement, if she is terminated without cause by the Company or if Mrs. Pochapski herself terminates her employment for reasonable basis, the Company shall, in exchange for an execution and general release and waiver of claims against the Company by Mrs. Pochapski, continue to pay as severance Mrs. Pochapski's salary for twelve (12) months or one half (1/2) of the remaining term of the agreement whichever is greater.



     Oleg  V.  Zhuravlev,  the  President and Chief Executive Officer of ZNG the
Company's subsidiary, and a Director of SEG, is currently employed under an employment agreement which, unless terminated earlier will last until December 31, 2008. Mr. Zhuravlev is to be paid at least 600 rubles a month (roughly US $20.50, as of 8/10/04) before financing is raised and 80,000 rubles (roughly US $2,750, as of 8/10/04) a month once financing is in place, subject to review by the Board. As of the date of this filing, no financing has been raised. Mr. Zhuravlev may also receive performance based bonuses at the discretion of the Board.



     Mr. Zhuravlev also has the right under his employment agreement to receive stock options in the Company. Under the 2003 stock option plan, Mr. Zhuravlev had the right to purchase all or any part of 200,000 shares of the authorized and unissued $.001 par value restricted Common Stock of the Company at an exercise price of $.07 per share. Additionally under the 2004 plan, Mr. Zhuravlev had the right to purchase 35,000 shares on January 1, 2004, and 15,000 shares on the first of each month thereafter for the year for the exercise price of $0.10 per share. Mr. Zhuravlev's stock option plan continues like this until his employment contract expires, giving him the right to purchase 35,000 shares of Common Stock as of January 1, of each year, and 15,000 shares on the first date of each month thereafter with exercise prices as follows: for 2005 the exercise price per share is $0.30, for 2006 the exercise price per share is $0.30, for 2007 and every subsequent year the exercise price is 110% of the average closing prices for the three months prior to each grant. Additionally there is a 200,000 share per year maximum. All stock options received by Mr. Zhuravlev will terminate at 5:00 p.m. (Eastern Standard Time) on the fourth anniversary of December 31st of each year in which the options were granted. All options received by Mr. Zhuravlev are non-transferable except by will or the laws of decent and distribution and any attempt to do so shall void the option.

     Under Mr. Zhuravlev's employment agreement, if he is terminated without cause by the Company or if Mr. Zhuravlev himself terminates his employment for reasonable basis, the Company shall, in exchange for an execution and general release and waiver of claims against the Company by Mr. Zhuravlev, continue to pay as severance Mr. Zhuravlev's salary for twelve (12) months or one half (1/2) of the remaining term of the agreement whichever is greater.



     Vladimir V. Eret is employed as the Chief Operating Officer of ZNG. He signed an employment contract with the Company on January 1, 2003, which is effective until December 31, 2008. Mr. Eret is to be paid a minimum amount of 600 rubles a month (roughly US $20.50, as of 8/10/04) before financing is raised and 75,000 rubles (roughly US $2,580, as of 8/10/04) a month once financing is in place, subject to review by the Board. As of the date of this filing, no financing has been raised. As of the date of this filing, no financing has been raised.

     Additionally, Mr. Eret has the right under his employment agreement to receive stock options in the Company. Under the 2004 plan, Mr. Eret had the right to purchase 14,000 shares on January 1, 2004, and 14,000 shares on the first of each month thereafter for the year with an exercise price of $0.30. Mr. Eret's stock option plan continues like this until his employment contract expires, giving him the right to purchase 14,000 shares of Common Stock as of January 1, of each year, and 14,000 shares on the first date of each month thereafter with exercise prices as follows: for 2005 the exercise price per share is $0.30, for 2006 the exercise price per share is $0.30, for 2007 and every subsequent year the exercise price is 110% of the average closing prices for the three months prior to each grant. Additionally there is a 200,000 share per year maximum. All stock options received by Mr. Eret will terminate at 5:00 p.m. (Eastern Standard Time) on the fourth anniversary of December 31st of each year in which the options were granted. All options received by Mr. Eret are non-transferable except by will or the laws of decent and distribution and any attempt to do so shall void the option.

     Under Mr. Eret's employment agreement, if he is terminated without cause by the Company or if Mr. Eret himself terminates his employment for reasonable basis, the Company shall, in exchange for an execution and general release and waiver of claims against the Company by Mr. Eret, continue to pay as severance Mr. Eret's salary for twelve (12) months or 1/2 of the remaining term of the agreement whichever is greater.

     Sergey Potapov is employed as the Vice President of ZNG. He signed an employment contract with the Company on January 1, 2003, which is effective until December 31, 2008. For the duration of the contract, Mr. Potapov must perform services on behalf of the Company for at least forty (40) hours per week. Mr. Potapov is to be paid a minimum amount of 600 rubles a month (roughly US $20.50, as of 8/10/04) before financing is raised and 75,000 rubles (roughly US $2,580, as of 8/10/04) a month once financing is in place, subject to review by the Board. As of the date of this filing, no financing has been raised.

     Additionally Mr. Potapov also has the right under his employment agreement to purchase stock options in the Company. Under the 2004 plan, Mr. Potapov had the right to purchase 14,000 shares on January 1, 2004, and 14,000 shares on the first of each month thereafter for the year at an exercise price of $0.10 per share. Mr. Potapov's stock option plan continues like this until his employment contract expires, giving him the right to purchase 14,000 shares of Common Stock as of January 1, of each year, and 14,000 shares on the first date of each month thereafter with exercise prices as follows: for 2005 the exercise price per share is $0.30, for 2006 the exercise price per share is $0.30, for 2007 and every subsequent year the exercise price is 110% of the average closing prices for the three months prior to each grant. Additionally there is a 200,000 share per year maximum. All stock options received by Mr. Potapov will terminate at 5:00 p.m. (Eastern Standard Time) on the fourth anniversary of December 31st of each year in which the options were granted. All options received by Mr. Potapov are non-transferable except by will or the laws of decent and distribution and any attempt to do so shall void the option.



     Under Mr. Potapov's employment agreement, if he is terminated without cause by the Company or if Mr. Potapov himself terminates his employment for reasonable basis, the Company shall, in exchange for an execution and general release and waiver of claims against the Company by Mr. Potapov, continue to pay as severance Mr. Potapov's salary for twelve (12) months or one half (1/2) of the remaining term of the agreement whichever is greater.

                              FINANCIAL STATEMENTS

     The Financial Statements required by Item 310 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles. The following financial statements pertaining to Siberian Energy Group Inc. are filed as part of this Prospectus.

                           SIBERIAN ENERGY GROUP INC.
                          (A DEVELOPMENT STAGE COMPANY)



                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  September 30, 2004


403 Main St., Suite 430
Buffalo, NY  14203     .
716-856-3300/fax: 856-2524                         LUMSDEN  &   MCCOMIICK,   LLP
www.lumsdencpa.com                                  Certified Public Accountants


The Board of Directors and Stockholders
Siberian Energy Group Inc.

We  have  reviewed  the  accompanying  condensed  consolidated  balance sheet of
Siberian Energy Group Inc. (a development stage company) as of September 30, 2004, and the related condensed consolidated statements of operations, stockholders' equity, and cash flows for the three and nine months ended
September 30, 2004 and 2003, and the cumulative period of development stage Activity (January 1, 2003 through September 30, 2004). These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the auditing standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board, the consolidated balance sheet as of December 31, 2003, and the related consolidated statements of income and retained earnings and cash flows for the year then ended (not presented herein); and in our report dated May 28, 2004, we ex-pressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2003 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Lumsden & McCormick


Lumsden & McCormick, LLP
Buffalo, New York
November 3, 2004


SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------



CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                        (UNAUDITED)
                                                                        SEPTEMBER 30,         December 31,
                                                                            2004                  2003
                                                                          -----------           ---------
Assets
CURRENT ASSETS:
  Cash                                                                    $        13          $     38
  Prepaid expenses and other                                                  128,219            23,280
                                                                          -----------           ---------
                                                                              128,232            23,318
                                                                          -----------           ---------
Geological data, net                                                          750,000                 -
Oil and gas properties                                                        729,779                 -
Licenses, net                                                                 117,540           144,659
Property and equipment, net                                                     2,163             1,808
                                                                          $ 1,727,714          $169,785
                                                                          -----------           ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable:
    Related party - stockholders                                          $   451,884          $278,840
    Others                                                                    870,842            43,068
  Accrued payroll                                                             657,390           285,080
                                                                          -----------           ---------
                                                                            1,980,116           606,988
                                                                          -----------           ---------
STOCKHOLDERS' EQUITY:
  Common stock - authorized 100,000,000 shares, $.001 par value,
    18,705,771 and 11,805,771 issued and outstanding                           18,806            11,806
  Additional paid-in capital                                                1,210,718           423,292
  Accumulated deficit
    Pre-development stage                                                    (449,785)         (449,785)
    Development stage                                                      (1,032,141)         (422,516)
                                                                          -----------           ---------
                                                                             (252,402)         (437,203)
                                                                          -----------           ---------
                                                                            $1,727,714          $169,785

See accompanying notes.
                                      F-2



SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                                         For the
                                                                                       cumulative
                                                                                        period of
                                                                                       Development
                                    For the three             For the nine           Stage Activity-
                                    months ended              months ended           January 1,2003
                             September 30, September 30, September 30, September 30,    through
                                2004          2003          2004         2003      September 30,2004
                             -----------  ------------  ------------  ----------   -----------------
Revenues                     $       -    $         -    $        -   $        -    $             -

Expenses:
  Salaries                      82,702         71,500       357,261      197,351            643,265
  Professional and consulting
   Fees                         33,137          4,551       118,188       26,645            182,551
  Rent and occupancy            14,374            886        38,727        1,710             41,215
  Depreciation and amortization  9,187          9,781        27,922       27,864             64,662
  Other                         20,907              -        67,527        1,639            100,448
                             -----------  ------------  ------------  ----------   -----------------
    Total expenses             160,307         86,718       609,625      255,209          1,032,141
                             -----------  ------------  ------------  ----------   -----------------

    Loss before income taxes   160,307         86,718       609,625      255,209          1,032,141

Provision for income taxes
  (benefit)                          -              -             -                               -

    Net loss
     (development stage)     $160,307     $    86,718    $  609,625   $  255,209    $     1,032,141
                             -----------  ------------  ------------  ----------   -----------------

Basic and diluted loss
  per common share           $(0.01)      $    (0.01)    $    (0.04)  $   (0.02)   $(0.08)
                             -----------  ------------  ------------  ----------   -----------------

Weighted average number of
  basic and diluted
  common shares outstanding 18,738,380     11,805,771    14,158,691   10,860,716         12,410,935
                             -----------  ------------  ------------  ----------   -----------------


See accompanying notes.



SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------


CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)


For the cumulated period of Development Stage Activity - January 1, 2003 through September 30, 2004
----------------------------------------------------------------------------------------------
                                                  Common Stock
                                --------------------------------------------
                                                                 Additional
                                  Number of                        Paid-in       Accumulated
                                   shares         Par Value        Capital         Deficit      Total
                                -----------    --------------   ------------     -----------   ----------
Balance, January 1, 2003
 (pre-development stage)         9,805,771     $       9,806     $   425,292     $  (449,785)  $ (14,687)

Loss for the year - 2003                 -                 -               -        (422,516)   (422,516)

Shares issued in acquisition     2,000,000             2,000          (2,000)              -            -
                                -----------    --------------   ------------     -----------   ----------

  Balance, December 31,2003     11,805,771     $      11,806     $   423,292     $  (872,301)  $(437,203)
                                -----------    --------------   ------------     -----------   ----------

Loss for nine months - 2004              -                 -               -        (609,625)   (609,625)

Shares issued in acquisition     6,900,000             6,900         743,100               -     750,000

Shares issued for professional
Services                           100,000               100           9,900               -      10,000

Other                                    -                 -          34,426                      34,426
                                -----------    --------------   ------------     -----------   ----------

  Balance, September 30,2004     18,805,771     $      18,806     $ 1,210,718     $(1,481,926)  $(252,402)
                                -----------    --------------   ------------     -----------   ----------


See accompanying notes.



SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------


                                                                            For the
                                                                          cumulative
                                                                          period of
                                                                         Development
                                         FOR THE NINE                  Stage Activity-
                                         MONTHS ENDED                  January 1, 2003
                                         September 30,   September 30,      through
                                             2004           2003       September 30, 2004
                                         ------------   -----------    -----------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss (development stage)           $  (609,625)    $ (255,209)    $    (1,032,141)
  Depreciation and amortization               27,922         27,864              64,662
  Common stock issued for professional
  Services                                    10,000                             10,000
Changes in other operating
    assets and liabilities:
      Prepaid expenses and other            (104,939)       (14,619)           (122,915)
      Accounts payable and accrued
        Expenses                           1,373,128         422,790          1,957,736
                                         ------------   ------------    ----------------
        NET CASH FLOWS FROM OPERATING
        ACTIVITIES                           696,486         180,826            877,342
                                         ------------   ------------    ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for licenses                        -        (180,824)          (180,824)
  Expenditures for oil and gas properties   (729,779)              -           (729,779)
  Expenditures for property and equipment     (1,158)              -             (1,158)
  Cash received in acquisition                     -               6                  6
                                         ------------   ------------    ----------------
        NET CASH FLOWS FROM (FOR)
        INVESTING ACTIVITIES                (730,937)       (180,818)          (911,755)
                                         ------------   ------------    ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Additional paid-in capital                  34,426               -             34,426
                                         ------------   ------------    ----------------

    Net increase(decrease) in cash               (25)              8                 13

  Cash - beginning                                38               -                  -

    Cash - ending                        $        13     $         8    $            13
                                         ------------   ------------    ----------------




See accompanying notes.

SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------

1.     BASIS OF PRESENTATION:

The accompanying unaudited consolidated financial statements of Siberian Energy Group Inc. (the Company) include the accounts of the Company and its 100% owned subsidiaries. These financial statements have been prepared pursuant to the rules of the Securities and Exchange Commission (SEC) interim reporting, and do not include all of the information and note disclosures required by generally accepted accounting principles. These consolidated financial statements and notes herein are unaudited, but in the opinion of management, include all the adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for the periods presented. Accounting policies used in fiscal 2004 are consistent with those used in 2003. These financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto. Interim operating results are not necessarily indicative of operating results for any future interim period or the full year.

2.     THE COMPANY AND DESCRIPTION OF BUSINESS:

The Company exists primarily to exploit and develop certain oil and gas and other petroleum products licenses issued by Russia's Kurgan Provincial Government for the Eastern part of Kurgan Province.

The Company operates through its wholly owned subsidiary Zaural Neftegaz (ZNG). ZNG has its principle place of business in Kurgan City, Kurgan province, Russia, and it is the sole and exclusive owner of the exploration licenses. In spring 2004, ZNG has begun geological and geophysical exploration works on the licensed areas.

The Company was incorporated in the State of Nevada on August 13, 1997, and previously provided comprehensive outpatient rehabilitation services to patients suffering from work, sports and accident related injuries. All activities related to the Company's previous business ventures were essentially discontinued prior to January 1, 2000. Predecessor names of the Company since its inception include Trans Energy Group Inc., 17388 Corporation Inc., Talking Cards Inc., Oyster King Incorporated and Advanced Rehab Technology Corporation.


3.     ACQUISITIONS:

Acquisition of ZNG took part in two steps. In May 2003, the Company issued 2,000,000 shares of its common stock for a 51% interest in ZNG. In June 2004, the Company purchased the remaining 49% of ZNG in exchange for 6,900,000 shares. The activities of ZNG have been included in the financial statements since the date of initial acquisition, and will be the foundation from which the Company intends to develop its business.


No accounting value was assigned to the net assets acquired and liabilities assumed as of the date of the initial purchase of 51% of ZNG:

      Cash and other current assets            $  5,310
      Property and equipment                      2,383
                                                  -----
                                                  7,693
      Current liabilities                        (7,693)
                                                -------
        Net assets acquired                    $     -
                                                -------

The second step of acquisition happened a year later (June 30, 2004) and reflected the increased value of ZNG. The following table summaries the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company is in process of obtaining third- party valuations of certain intangible assets; thus the allocation of the purchase price is subject to refinement.

Cash and other current assets                 $     5,577
Intangible assets (geological data)               750,000
Oil and gas properties                            433,444
Exploration licenses                              126,582
Property and equipment                              1,150
                                                ---------
                                                1,316,753
Current liabilities                              (972,632)
                                                ---------
Net assets of subsidiary                      $   344,121
                                                ---------

Acquired intangible assets of $750,000 were assigned to a vast collection of valuable Geological Data that has led to, and thus supports the conclusion that hydrocarbon deposits exist in the Eastern part of the Kurgan region. This data has been compiled by analyzing and interpreting prior geological and lithographic exploration works in the region and is represented by:


- Data, maps and reports from the 12 test wells drilled between 1979-1986, including a lithologic description of rock, summaries of geophysical research of well shafts and a laboratory analysis of rock age

-    Profile  sections

-    Correlation  schemes

- Geological maps of South-West ZNGralye (region east of Urals) and West Siberia, pre-Jurassic period .

- Set of maps based on distance methods of research and interpretations of cosmic and aerial photographs.

- Independent geological evaluation of oil reserves on the licensed areas performed in 2004.

All Geological data is transformed into digital format, which enhances its market potential. Estimated useful life of the Geological Data covers the period of anticipated oil producing activities on the licensed area of approximately 24 years starting 2005. Therefore it will be amortized over 25 years starting January 2005. Geological data will be tested for impairment based on the results of seismic and other exploration works, which are currently under way.

On June 28, the Company also opened a Canadian subsidiary through acquisition of 100% of the outstanding common shares of the newly incorporated Siberian Energy Group (Canada). Purchase price equaled $7, which also represents the book value of the capital subsidiary. Siberian Energy Group (Canada) was purchased for the purpose of opening an office in Toronto, Ontario.

4.  GOING CONCERN:

These financial statements have been prepared assuming the Company will continue as a gong concern, however, since inception of its current endeavor in 2003, it has not earned any revenues and is considered to be in the development stage, which raises substantial doubt about its ability to continue as a going concern.

Management is of the opinion that sufficient financing will be obtained from external sources to provide the Company with the ability to continue the process of development to achieve commercial production and sales of Products, which is planned to occur in the early part of 2005.

For the period ended September 30, 2004, the Company has obtained cash financing From organizing stockholders in the form of loans and advances. However, there can be no certainty as to availability of continued financing in the future. Failure to obtain sufficient financing may require the Company to reduce its Operating activities. A failure to continue as a going concern would then require stated amounts of assets and liabilities be reflected on a liquidation basis which could differ from the going concern basis.

5.     LOSS PER COMMON SHARE:

Basic and diluted loss per common share is computed using the weighted average number of common shares outstanding during the period. Shares issuable for common stock options may have had a dilutive effect on earnings per share had the Company generated income during 2004 and 2003.

                           SIBERIAN ENERGY GROUP INC.
                          (A DEVELOPMENT STAGE COMPANY)

                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003

403  Main  St.,  Suite  430
Buffalo,  NY  14203
716-856-3300  /  fax: 856-2524
www.lumsdencpa.com

                                                    Lumsden  &  McCormick,  LLP
                                                    Certified Public Accountants


INDEPENDENT  AUDITORS'  REPORT

The  Board  of  Directors  and  Stockholders
Siberian  Energy  Group  Inc.

We have audited the accompanying consolidated balance sheets of Siberian Energy Group Inc. (a development stage company) as of December 31, 2003 and 2002 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Siberian Energy Group Inc. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Siberian Energy Group Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, Siberian Energy Group Inc. has not earned revenue since inception of its current endeavor, and is considered to be in the development stage which raises substantial doubt about its ability to continue as a going concern. Management's plans relative to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



May  28,  2004

SIBERIAN  ENERGY  GROUP  INC.  (A  Development  Stage  Company)
---------------------------------------------------------------

CONSOLIDATED  BALANCE  SHEETS



                                                                        December 31,
                                                                      2003        2002
                                                                 -------------  ---------
Assets
Current assets:
  Cash                                                            $        38   $      -
  Prepaid expenses and other                                           23,280          -
                                                                 -------------  ---------
                                                                       23,318          -
                                                                 -------------  ---------

Licenses, net                                                         144,659          -

Property and equipment, net                                             1,808          -
                                                                 -------------  ---------

                                                                $     169,785   $      -
                                                                 -------------  ---------

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable:
    Related party - stockholders                                $     278,840   $ 10,000
    Others                                                             43,068      4,687
Accrued payroll                                                       285,080          -
                                                                 -------------  ---------
                                                                      606,988     14,687
                                                                 -------------  ---------
Stockholders' equity:
Common stock - authorized 100,000,000 shares, $.001 par value,
  11,805,771 and 9,805,771 issued and outstanding                      11,806      9,806
Additional paid-in capital                                            423,292    425,292
Accumulated deficit                                                  (872,301)  (449,785)
                                                                 -------------  ---------
                                                                     (437,203)   (14,687)
                                                                 -------------  ---------
                                                                $     169,785   $      -
                                                                 -------------  ---------


See  accompanying  notes.

SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------


CONSOLIDATED STATEMENTS OF OPERATIONS


                                          For the years ended December 31,
                                          -------------------------------
                                                 2003            2002
                                          ----------------  -------------
Revenues                                        $     -                -

Expenses:
   Salaries                                     286,004                -
   Professional and consulting fees              64,363                -
   Rent and occupancy                             2,488                -
   Depreciation and amortization                 36,740                -
   Other                                         32,921                -
                                          ----------------  -------------
      Total expenses                            422,516                -
                                          ----------------  -------------

Loss before income taxes                        422,516                -

Provision for income taxes (benefit)                 -                 -
                                          ----------------  -------------
Net loss (development stage)                   $422,516                -
                                          ----------------  -------------



Basic and diluted loss per common share        $  (0.04)           $   -
                                          ----------------  -------------

Weighted average number of basic
  and diluted common shares outstanding      11,098,922         9,805,771
                                          ----------------  -------------

See accompanying notes.

SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the years ended December 31, 2003 and 2002
----------------------------------------------

                                                           Common Stock
                                                       --------------------
                                                                        Additional
                                                   Number of             Paid-in  Accumulated
                                                     shares   Par Value  Capital    Deficit       Total
                                                   ---------- --------- ---------  -----------  -----------
Balance, December 31, 2001                         9,505,771   $9,506   $399,256   $(449,785)   $  (41,023)
                                                   ---------- --------- ---------  -----------  -----------

Shares issued for settlement of accounts payable     300,000      300     26,036           -        26,336

Net income for the year - 2002                            -         -         -            -          -
                                                   ---------- --------- ---------  -----------  -----------
Balance, December 31, 2002                         9,805,771   $9,806   $425,292   $(449,785)   $  (14,687)
                                                   ---------- --------- ---------  -----------  -----------
Loss for the year - 2003                                  -        -          -     (422,516)     (422,516)

Shares issued in acquisition                       2,000,000     2,000     (2,000)         -            -
                                                   ---------- --------- ---------  -----------  -----------
 Balance, December 31, 2003                       11,805,771   $11,806   $423,292   $(872,301)   $(437,203)
                                                   ---------- --------- ---------  -----------  -----------

See accompanying notes.

SIBERIAN ENERGY GROUP INC. (A Development Stage Company)
--------------------------------------------------------



CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,                                        2003       2002
--------------------------------------------------------             ----------  --------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss (development stage)                                       $(422,516)  $    -
  Depreciation and amortization                                         36,740        -
  Changes in other current assets and current liabilities:
    Prepaid expenses and other                                         (17,976)       -
    Accounts payable and accrued expenses                              584,608        -
                                                                      ----------  --------
       NET CASH FLOWS FROM OPERATING ACTIVITIES                        180,856        -
                                                                      ----------  --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for license                                            (180,824)       -
  Cash received in acquisition                                               6        -
                                                                      ----------  --------
       NET CASH FLOWS FOR INVESTING ACTIVITIES                        (180,818)       -
                                                                      ----------  --------

    Net increase in cash                                                    38        -

Cash - beginning                                                             -        -
                                                                      ----------  --------

    Cash - ending                                                    $      38   $    -
                                                                      ----------  --------


See accompanying notes.

SIBERIAN  ENERGY  GROUP  INC.  (A  Development  Stage  Company)
---------------------------------------------------------------

     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS


1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES:

NATURE  OF  BUSINESS:



Siberian Energy Group Inc. (the Company) exists primarily to exploit and develop certain oil and gas and other petroleum products licenses issued by Russia's Kurgan Provincial Government for the Eastern part of Kurgan Province. In May 2003, the Company issued 2,000,000 shares of its common stock for a 51% interest in Zaural Neftegaz (ZNG), a Russian startup corporation having its principal place of business in Kurgan City, Kurgan Province, Russia. ZNG is the sole and exclusive owner of the licenses the Company expects to exploit in the future, after necessary equity and debt financing is identified and obtained.

The activities of ZNG have been included in the financial statements since the date of acquisition, and will be the foundation from which the Company intends to develop its business. No accounting value was assigned to the net assets acquired in light of the start up nature of ZNG. Following is a summary of the fair values of the assets acquired and liabilities assumed as of the
date   of  acquisition:



Cash  and  other  current  assets      $    5,310
Property  and  equipment                    2,383
                                       ----------
                                            7,693
Current  liabilities                       (7,693)
                                       -----------
    Net  assets  acquired              $       -
                                       -----------

The Company was incorporated in the State of Nevada on August 13, 1997, and previously provided comprehensive outpatient rehabilitation services to patients suffering from work, sports and accident related injuries. All activities related to the Company's previous business ventures were essentially discontinued prior to January 1, 2000. Predecessor names of the Company since its inception include Trans Energy Group Inc., 17388 Corporation Inc., Talking Cards, Inc., Oyster King Incorporated and Advanced Rehab Technology Corporation.

These financial statements have been prepared assuming the Company will continue as a going concern, however, since inception of its current endeavor in 2003, it has not earned any revenues and is considered to be in the development stage which raises substantial doubt about its ability to continue as a going concern. During 2002 and 2003, the Company developed a vast collection of valuable geological data that has led to, and thus supports to the conclusion that hydrocarbon deposits exist in the Eastern part of the Kurgan region. This data has been compiled by analyzing prior geological, geophysical and lithographic exploration works in the region and is represented by:

  - Data, maps and reports from the 12 test wells drilled between 1979-1986, including a lithologic description of rock, summaries of geophysical research of well shafts and a laboratory analysis of rock age
  -   Profile  sections
  -   Correlation  schemes
  - Geological maps of South-West Zauralye (region east of Urals) and West Siberia, pre-Jurassic period
  - Set of maps based on distance methods of research and interpretations of cosmic and aerial photographs.

The market value of this data, as estimated by the Company is significant, and the Company is in the process of obtaining an independent expert valuation. Management is of the opinion that sufficient financing will be obtained from external sources to provide the Company with the ability to continue in the process of development to achieve commercial production and sales of products, which is planned to occur in the early part of 2005.

For the year ended December 31, 2003, the Company has obtained cash financing from organizing stockholders in the form of loans and advances. However, there can be no certainty as to the availability of continued financing in the future. Failure to obtain sufficient financing may require the Company to reduce its operating activities. A failure to continue as a going concern would then require stated amounts of assets and liabilities be reflected on a liquidation basis which could differ from the going concern basis.

USE  OF  ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES  OF  CONSOLIDATION:



The accompanying consolidated financial statements include the accounts of the Company and its majority-owned Russian subsidiary, ZNG. All intercompany transactions and balances have been eliminated.

FOREIGN  CURRENCY  TRANSLATION:

The Company translates the assets and liabilities of ZNG and certain limited Canadian operations at the year end exchange rate; income statement amounts are converted at the average rate of exchange for the year. Translation gains and losses have not been significant to date.



CASH:

Cash in financial institutions may exceed insured limits at various times throughout the year, and subject the Company to concentrations of credit risk.

LICENSES:

Costs incurred during 2003 to register and formalize exploration licenses with the Russian Ministry of Natural Resources are amortized over the five year terms of the licenses. Amortization expense for 2003 was $36,164; amortization expense for each of the next four years will be the same amount.

OIL  AND  GAS  PROPERTIES:

The Company expects to follow the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs will be capitalized. Activity through December 31, 2003 has not been significant, however the Company expects to incur costs of over $15,000,000 prior to its expected generation of revenue in the early part of 2005.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, will be amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects will not be amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

In addition, the capitalized costs are subject to a "ceiling test," which basically limits such costs to the aggregate of the "estimated present value," discounted at a rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

Sales of proved and unproved properties will be accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income. Abandonments of properties will be accounted
for   as   adjustments   of  capitalized  costs  with  no  loss  recognized.

PROPERTY  AND  EQUIPMENT:

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method.

LONG-LIVED  ASSETS:

Long lived assets to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed of other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of its carrying amount or fair value less cost to sell.

INCOME  TAXES:

The provision for income taxes is based on pretax financial accounting income. There are no significant differences between financial and tax accounting that would otherwise give rise to deferred income taxes on the accompanying financial statements. The Company, however, recognizes future tax benefits of net operating loss carryforwards to the extent that realization of such benefits is more likely than not.

2.  INCOME  TAXES:

At December 31, 2003, the Company effectively has U.S. and Russian tax net operating loss carryforwards totaling approximately $666,000 and $200,000, respectively. These carryforwards may be used to offset future taxable income, and generally expire in varying amounts through 2023. No tax benefit has been reported in the financial statements, however, because the Company believes there is at least a 50% chance that the carryforwards will expire unused. Accordingly, the $175,000 estimated cumulative tax benefit of the loss carryforwards have been offset by a valuation allowance of the same amount.

3.  LEASES:

Office rent expense for the year ended December 31, 2003 was $2,488. There currently are no long-term lease arrangements that the Company is committed to, however, it may negotiate with selected landlord prospects for space commitments.

4.  RELATED  PARTY  TRANSACTIONS:

During 2003, a variety of expenses were paid for by MorganMng stockholders. As a result, amounts totaling $278,840 are payable to stockholders from the Company as of December 31, 2003.

5.  EMPLOYMENT  CONTRACTS:

The Company has entered into employment contracts with certain senior management employees through 2008 that provide for minimum annual salary, adjusted for capital levels raised by the Company. If terminated without cause, an employee is paid, as severance, the greater of twelve months salary or one-half the remaining amount owed under the contract. At December 31, 2003, the minimum total additional commitment due is approximately $1,000,000.

At December 31, 2003, accrued and unpaid salaries for all employees totaled $285,080. These amounts will be paid when appropriate financing is received by the Company.

6.  STOCK  OPTION  PLAN:

In 2003, the Company adopted a stock option plan for the benefit of certain key employees. Pursuant to plan terms and related employment agreements, 5,400,000 shares of common stock have been reserved for grant as follows:

              Year     Shares Reserved     Exercise Price
              ----     ---------------     --------------
              2003         600,000          $0.07
              2004       1,200,000          $0.10
              2005       1,200,000          $0.30
              2006       1,200,000          $0.30
              2007       1,200,000          1 10% of the average
                                            closing  stock  price
                                            for the three months
                                            prior  to  grant  date

The options generally expire four years from the date of grant; no options were exercised in 2003.

No compensation expense has been recognized in 2003 because management has determined the current fair value of its common stock is minimal in light of the start up nature of the organization


7.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS:

The carrying values of cash, accounts payable and accrued expenses approximates fair value due to their short-term maturity.

8.  LOSS  PER  COMMON  SHARE:

Basic and diluted loss per common share is computed using the weighted average number of common shares outstanding during the period. Shares issuable for common stock options may have had a dilutive effect on earnings per share had the Company generated income during 2003.

9.  CASH  FLOWS  INFORMATION:

Noncash financing activities excluded from the 2002 statement of cash flows include the settlement of accounts payable totaling $26,336 in exchange for the issuance of 300,000 shares of the Company's common stock.

Events  (Unaudited)  Subsequent  to the Date of the Independent Auditors' Report
--------------------------------------------------------------------------------


In June 2004, the Company purchased the remaining 49% of ZNG in exchange for 6,900,000 shares. This second step of acquisition reflected the increased value of ZAU. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company is in process of obtaining third-party valuations of certain intangible assets; thus the allocation of the purchase price is subject to refinement.

Cash and other current assets        $       5,577
Intangible assets (geological data)        750,000
Oil and gas properties                     433,444
Exploration licenses                       126,582
Property and equipment                       1,150
                                     -------------
                                         1,316,753
Current liabilities                       (972,632)
                                     -------------
Net assets of subsidiary             $     344,121
                                     =============

Acquired intangible assets of $750,000 were assigned to a vast collection of valuable Geological Data that has led to, and thus supports the conclusion that hydrocarbon deposits exist in the Eastern part of the Kurgan region. This data has been compiled by analyzing and interpreting prior geological and lithographic exploration works in the region and is represented by:

- Data, maps and reports from the 12 test wells drilled between 1979-1986, including a lithologic description of rock, summaries of geophysical research of well shafts and a laboratory analysis of rock age
-    Profile  sections
-    Correlation  schemes
- Geological maps of South-West ZNGralye (region east of Urals) and West Siberia, pre-Jurassic period
- Set of maps based on distance methods of research and interpretations of cosmic and aerial photographs
- Independent geological evaluation of oil reserves on the licensed areas performed in 2004.

All Geological data is transformed into digital format, which enhances its market potential. Estimated useful life of the Geological Data covers the period of anticipated oil producing activities on the licensed area of approximately 24 years starting 2005. Therefore it will be amortized over 25 years starting January 2005. Geological data will be tested for impairment based on the results of seismic and other exploration works, which are currently under way.

     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     None.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK



     We are authorized to issue up to 100,000,000 shares of Common Stock. As of November 23, 2004, there were 18,805,771 shares of Common Stock issued and outstanding. There is currently no established public market for the Company's Common Stock.

     The holders of shares of Common Stock are entitled to one vote per share on each matter submitted to a vote of shareholders. In the event of liquidation, holders of Common Stock are entitled to share prorata in the distribution of assets remaining, if any, after payment of liabilities. Holders of Common Stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of Common Stock have no preemptive or other rights to subscribe for shares. Holders of Common Stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefore. The outstanding Common Stock is validly issued, fully paid and non-assessable.

PREFERRED  STOCK

     Preferred stock may also be issued by the Company from time to time at the discretion of the Board. Currently there are no outstanding shares of preferred stock. We have no present plans for the issuance of such preferred stock. The issuance of such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. In addition, the issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate purposes, could have the effect of making it more difficult or to discourage a third party from acquiring a controlling interest in us. In many cases, shareholders receive a premium for their shares in a change of control, and these provisions will make it somewhat less likely that a change in control will occur or that shareholders will receive a premium for their shares if a change in control does occur.

SHARE PURCHASE OPTIONS

     Employees of the Company have been granted stock options under stock option agreements, which are included in their compensation under their employment agreements with the Company. The options have an exercise price that changes each year. For 2004, the exercise price of each employee's vested stock options is $.10 per share. For 2005 and 2006, each vested option will have an exercise price of $.30 per share. For 2007 and thereafter each vested option will have an exercise price equal to 110% of the average closing prices for the three months prior to each grant date. All options will expire 5 P.M. December 31, on the fourth anniversary of each year that the options vest.


                        SHARES AVAILABLE FOR FUTURE SALE



     Upon the date of this Prospectus, there are 18,805,711 shares of Common Stock issued and outstanding. Upon the effectiveness of this registration statement, 12,220,920 shares of Common Stock to be resold pursuant to this Prospectus will be eligible for immediate resale in the public market if and when any market for the Common Stock develops, without limitation. There currently exists no public market for the Company's Common Stock.

     The remaining 800,000 shares of Common Stock registered pursuant to this registration statement and 5,784,791 shares which are not being registered pursuant to this registration statement will be subject to the resale provisions of Rule 144. Sales of shares of Common Stock in the public markets may have an adverse effect on prevailing market prices for the Common Stock.

     Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding Common Stock. Under Rule 144 unregistered resales of restricted Common Stock cannot be made until it has been held for one year from the later of its acquisition from the Company or an affiliate of the Company.

     Thereafter, shares of Common Stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company ("Applicable Requirements"). Resales by the Company's affiliates of restricted and unrestricted Common Stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted Common Stock which has been held for two years free of the Applicable Requirements.

                  PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS



     This Prospectus relates to the resale of 13,020,920 shares of Common Stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of Common Stock by the selling stockholders. We will not receive any proceeds from the resale of Common Stock by the selling stockholders for shares currently outstanding. None of the selling stockholders are broker-dealers or affiliates of broker-dealers.






                 RESALE OF COMMON STOCK BY SELLING STOCKHOLDERS
                          SHARES CURRENTLY OUTSTANDING

                                                       SHARES    AMOUNT OFFERED
                                                    BENEFICIALLY  (ASSUMING ALL       SHARES
                                                        OWNED          SHARES       BENEFICIALLY
                        DATE                           BEFORE       IMMEDIATELY     OWNED AFTER
STOCKHOLDER            ACQUIRED      CONSIDERATION    RESALE(1)         SOLD)        RESALE(2)
                                     Purchase of
Alexandr Ostrovsky     10/10/97      Rehab Clinics     42,250            42,250            --
Anastasia Design        2003             Cash         400,000           400,000            --
AST Exchange
Agent #274                                            594,651           594,651            --
Davletta Bilalova       5/9/03      Purchase of ZNG   750,000           750,000            --
Josie Biscardi                                          4,998             4,998            --
Alex Blanc            10/10/97           Cash         316,250           316,250            --
Alex Blank            10/10/97           Cash           3,846             3,846            --
Ralph Blatt                                             3,000             3,000            --
Ralph Blatt                                             1,500             1,500            --
Carmine Bua           10/1/99           Services      150,000           150,000            --
Pio Cassano                                             1,998             1,998            --
Chirodynamics Inc.                                      3,498             3,498            --
Frank Cirillo        10/10/97            Cash          21,939            21,939            --
Frank Decicco                                             999               999            --
Carlo Demaria                                           4,998             4,998            --
Pablo Diatel                                               99                99            --
Andres Elmik                            Services        3,846             3,846            --
Domenico Figliomeni                                     4,998             4,998            --
Domencio Fragomeni                                        999               999            --
Ezio Fragomeni                                            999               999            --
GEO Capital LTD                          Cash         800,000           800,000            --
Alex Ostrovsky                                          3,846             3,846            --
Global International
Design Inc.                              Cash         271,346           271,346            --
Ronald Gropp                                              498               498            --
Martin Humbel                                           1,638             1,638            --
Tourounj Iakoubova    5/9/03        Purchase of ZNG   800,000           800,000            --
Raisa Judin         10/10/97             Cash           3,846             3,846            --
Ian Kerr                                                   48                48            --
Trevor I Kerr                                              48                48            --
Mark Klein                                              2,499             2,499            --
Joel K. Laska       10/24/01            Services      150,000           150,000            --
Alexandre Leonov      5/9/03        Purchase of ZNG   300,000           300,000            --
David Loev            9/1/04            Services      100,000           100,000            --
Earl Levy                                Cash          49,998            49,998            --
Fred Litwack                                              200               200            --
Bartolomero Xanfre                                      2,499             2,499            --
                                      Purchase of
Giacomina Marcello  10/10/97          Rehab Clinics    99,999            99,999            --
Karen McCullagh                                            66                66            --
Gavin Menzies                                             200               200            --
Erwin Messinger                                            60                60            --
Albert F. and
Florence E. Milne                                       2,499             2,499            --
Michelle
Modenhauer          10/21/00             Cash         903,847           903,847            --
Rouslan Mouchailov    5/9/03        Purchase of ZNG   750,000           750,000            --
Carlo Muraca                                              498               498            --
Mike Muraca                                             2,499             2,499            --
Mickele Newland                                           498               498            --
Olga Nikitina         5/9/03        Purchase of ZNG    50,000            50,000            --
                                      Purchase of
Aleksandr Ostrovsky 10/10/97         Rehab Clinics     67,764            67,764            --
Sergey Prokaznikov    5/9/03        Purchase of ZNG   160,000           160,000            --
Sergey  Sanin         5/9/03        Purchase of ZNG   750,000           750,000            --
Galina Sanina         5/9/03        Purchase of ZNG   750,000           750,000            --
Alexei Saveliev                          Cash         100,000           100,000            --
Frank Sergi                                               999               999            --
Carol Silvestro                                           999               999            --
Seven Silvestro                                           999               999            --
Terry Silvestro                                           999               999            --
Aleksey Smolyarenko                      Cash         271,346           271,346            --
Igor Sokolovski                                         3,846             3,846            --
Southridge
Projects Ltd                             Cash         800,000           800,000            --
Frank & Maria
Spagnola                                                5,799             5,799            --
Frank D. & Maria
Spagnola                                                3,996             3,996            --
State Consulting
Corp.                                    Cash         500,000           500,000            --
Tema Stein                              Services      300,000           300,000            --
Ann Taillon                                             2,000             2,000            --
Sergey Tomnikov       5/9/03        Purchase of ZNG   290,000           290,000            --
Angelo Toscano      10/10/97             Cash             332               332            --
Ural Oil Capital LTD                     Cash         800,000           800,000            --
Tony Vanelli                                              339               339            --
Orlov Vladimir        5/9/03        Purchase of ZNG   800,000           800,000            --
WCM LTD(3)          10/17/03        Purchase of ZNG   800,000           800,000            --
Marcel &
Rita Weinberger                                         1,500             1,500            --
Michael Weinstock   10/10/97             Cash           1,998             1,998            --
Mordechai &
Batia Weinstock                                             6                 6            --
Mark Weirtlema                                            498               498            --


(1) All share amounts take into effect a 1:30 reverse stock split effected September 17, 1999 and a 3:1 forward stock split effected October 2, 2000.
(2)  Assuming  all  Shares  offered  are  sold.
(3)  WCM  Ltd.  is  100%  owned  by the Company's Chief Executive Officer, David
     Zaikin.

RELATIONSHIPS OF SELLING SHAREHOLDERS

--     Carmine Bua is a former securities attorney of the Company.
--     Andres Elmik was a director and treasurer of the Company.
--     Joel Laska is a former contract accountant with the Company.
--     David Loev is the Company's current securities attorney.
-- WCM Ltd. is beneficially owned by the Company's Chief Executive Officer, David Zaikin.


          Upon the effectiveness of this registration statement, 6,584,791 shares of the Company's outstanding Common Stock will be subject to the resale provisions of Rule 144. The 12,220,920 remaining shares offered by the selling stockholders pursuant to this Prospectus may be sold by one or more of the following methods, without limitation:



-  -    ordinary  brokerage  transactions  and  transactions in which the broker solicits  purchases;  and

-  -    face-to-face  transactions  between  sellers  and  purchasers  without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

     Such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. The selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a Prospectus. As a result of such shares being registered under the Securities Act, holders who subsequently resell such shares to the public may be deemed to be underwriters with respect to such shares of Common Stock for purposes of the Securities Act with the result that they may be subject to certain statutory liabilities if the registration statement to which this Prospectus relates is defective by virtue of containing a material misstatement or omitting to disclose a statement of material fact. We have not agreed to indemnify any of the selling stockholders regarding such liability.

                            MARKET FOR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS



     No established public trading market exists for the Company's Common Stock. We have 1,263,000 shares of Common Stock subject to outstanding options or warrants to purchase, or securities convertible into, the Company's Common Stock. We have no outstanding shares of preferred stock. Except for this offering, there is no Common Stock that is being, or has been proposed to be, publicly offered. As of November 23, 2004, there were 18,805,771 shares of Common Stock outstanding, held by 79 shareholders of record.

                                  LEGAL MATTERS

     Certain legal matters with respect to the issuance of shares of Common Stock offered hereby will be passed upon by David M. Loev, Attorney at Law, Houston, Texas.


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     See Indemnification of Directors and Officers above.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.



Description                              Amount to be Paid
-------------------------------------------------------------
Filing Fee - Securities and Exchange Commission   $    164.98
Attorney's fees and expenses                           40,000*
Accountant's fees and expenses                         10,000*
Transfer agent's and registrar fees and expenses        1,500*
Printing and engraving expenses                         1,500*
Miscellaneous expenses                                    -0-*
                                                    ----------
Total                                             $ 53,164.98*
                                                    ==========

* Estimated



ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES



     On October 24, 2001, 150,000 shares of Common Stock at $.15 per share were issued to an individual for a total of $22,500 as part of a payment of accounting fees.

     On October 17, 2003, 2,000,000 shares of Common Stock at $.008 per share were issued to an individual for a total of $1,600 as payment for a 51% interest in Zaural Neftegaz, a Russian Oil Company.

     In June 2004, 6,900,000 shares of Common Stock were issued to eleven (11) individuals in consideration for the purchase of the remaining 49% of Zaural Neftegaz.

     In September 2004, 100,000 shares of Common Stock were issued to an individual in consideration for legal services rendered.



     For all of the above sales of unregistered securities the Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

ITEM 27. EXHIBITS



Exhibit          3.1(1)     Articles of Incorporation
Exhibit          3.2(1)     Bylaws
Exhibit 5.1* Opinion and consent of David M. Loev, Attorney at Law re: the legality of the shares being registered
Exhibit         10.1(1)     David Zaikin Employment Agreement
Exhibit         10.2(1)     Elena Pochapski Employment Agreement
Exhibit         10.3(1)     Oleg V. Zhuravlev Employment Agreement
Exhibit         10.4(1)     Sergey Potapov Employment Agreement
Exhibit         10.5(1)     Vladimir Eret Employment Agreement
Exhibit         10.6(1)     David Zaikin Stock Option Agreement
Exhibit         10.7(1)     Oleg V. Zhuravlev Stock Option Agreement
Exhibit         10.8(1)     Oleg V. Zhuravlev Employment Agreement ZNG
Exhibit         10.9(1)     Elena Pochapski Stock Option Agreement
Exhibit         10.10(1)    Sergey Potapov Stock Option Agreement
Exhibit         10.11(1)    Sergey Potapov Employment Agreement ZNG
Exhibit         10.12(1)    Vladimir V. Eret Stock Option Agreement
Exhibit         10.13(1)    Vladimir V. Eret Employment Agreement ZNG
Exhibit         10.14(1)    Contract to purchase 51% of ZNG
Exhibit         10.15(1)    Contract to purchase 49% of ZNG
Exhibit         10.16(1)    Amendment to contract to purchase 49% of ZNG
Exhibit         10.17(1)    Amendment to David Zaikin Employment Agreement
Exhibit         10.18*      Exploratory Contract with Bashneftegeofizika
Exhibit         10.19*      Exploratory Contract with Bazhenov Geophysical
                            Expedition
Exhibit         10.20*      Consulting Contract with GeoData Consulting
Exhibit         10.21*      Exploration License for West-Suersky Block
Exhibit         10.22*      Exploration License for Mokrousovsky Block
Exhibit         10.23*      Exploration License for Privolny Block
Exhibit         10.24*      Exploration License for Orlovo-Pashkovsky Block

Exhibit         23.1*       Consent of Lumsden & McCormick, LLP,
                            Certified Public Accountants
Exhibit         23.2*       Consent of David M. Loev, Attorney at Law
                            (included in Exhibit 5.1)

(1) Filed as an exhibit to our Form SB-2 Registration Statement filed on September 10, 2004.
*     Filed as an exhibit to this SB-2 Registration Statement.

ITEM 28. UNDERTAKINGS

The  undersigned  registrant  hereby  undertakes:

1. To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes as such information in the Registration Statement.

2. For determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities offered herein, and the offering of the securities at the time as the initial bona fide offering of those securities.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

SIGNATURES



     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Toronto, Providence of Ontario, Canada, November 23, 2004.

SIBERIAN ENERGY GROUP INC.

By: /s/ David Zaikin
-------------------------------------
DAVID ZAIKIN

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ David Zaikin
------------------------------------------
DAVID ZAIKIN
Chief Executive Officer and Director
November 23, 2004

/s/ Elena Pochapski
------------------------------------------
ELENA POCHAPSKI
Chief Financial Officer and Director
November 23, 2004

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Zaikin his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



SIGNATURE                                  TITLE                        DATE
-----------------------  ------------------------------------  -----------------

/s/ David Zaikin         Chief Executive Officer and Director  November 23, 2004
----------------------
David Zaikin

/s/ Elena Pochapski
-----------------------  Chief Financial Officer and Director
Elena Pochapski                                                November 23, 2004

/s/ Oleg V. Zhuravlev
-----------------------  Director                              November 23, 2004
Oleg V. Zhuravlev

/s/ Sergey Potapov
-----------------------  Director
Sergey Potapov                                                 November 23, 2004

/s/ Vladimir V. Eret
-----------------------  Director
Vladimir V. Eret                                               November 23, 2004